    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 2000

                                                      REGISTRATION NO. 333-80849
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            SUNHAWK.COM CORPORATION
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            WASHINGTON                            2741                            91-1568830
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                       223 TAYLOR AVENUE NORTH, SUITE 200
                           SEATTLE, WASHINGTON 98109
                                 (206) 728-6063
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE
                                  OF BUSINESS)

                                  MARLIN ELLER
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                            SUNHAWK.COM CORPORATION
                       223 TAYLOR AVENUE NORTH, SUITE 200
                           SEATTLE, WASHINGTON 98109
                                 (206) 728-6063
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                  COPIES OF ALL COMMUNICATIONS TO BE SENT TO:

    THE OTTO LAW GROUP, PLLC                RUSKIN, MOSCOU,               KELLEY DRYE & WARREN LLP
       DAVID M. OTTO, ESQ.              EVANS & FALTISCHEK, PC             M. RIDGWAY BARKER, ESQ.
  999 THIRD AVENUE, SUITE 3210          STUART M. SIEGER, ESQ.               TWO STAMFORD PLAZA
    SEATTLE, WASHINGTON 98104            170 OLD COUNTRY ROAD               281 TRESSER BOULEVARD
         (206) 262-9545              MINEOLA, NEW YORK 11501-4366        STAMFORD, CONNECTICUT 06901
                                            (516) 663-6546                     (203) 351-8032

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                                   PROPOSED             PROPOSED
                                                                   MAXIMUM              MAXIMUM            AMOUNT OF
    TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING     REGISTRATION
             TO BE REGISTERED                REGISTERED            SHARE(1)             PRICE(2)             FEE(2)
------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value................   1,610,000shares        $12.50            $20,125,000            $5,313
------------------------------------------------------------------------------------------------------------------------
Underwriter's warrants to purchase shares
  of Common Stock, no par value(3)........     140,000shares        $0.001            $       140           None(4)
------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value, issuable upon
  exercise of Underwriter's warrants......     140,000shares        $15.00            $ 2,100,000            $  555
------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value, issuable upon
  exercise of bridge loan warrants(3).....      41,680shares        $12.50            $   521,000            $  138
------------------------------------------------------------------------------------------------------------------------
          Total......................................................................................        $6,006
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------



(1) Bona fide estimate for computation of the registration fee pursuant to Rule 457(a) under the Securities Act.



(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.



(3) Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of shares of common stock as may become issuable by reason of the anti-dilution provisions set forth in the warrants.



(4) None pursuant to Rule 457(g) under the Securities Act.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information in this prospectus is not complete and may be changed. Underwriters may not confirm sales of these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED JANUARY 26, 2000


PROSPECTUS

                                1,400,000 Shares

                       [SUNHAWK.COM CORPORTION(TM) LOGO]

                                  Common Stock
                           -------------------------

     This is an initial public offering of 1,400,000 shares of common stock of Sunhawk.com Corporation.


     No public market currently exists for our shares. It is expected that the shares will be listed for trading on the NASDAQ SmallCap(R) Market and the Pacific Stock Exchange.


     It is expected that the initial public offering price will be between $11.50 and $12.50 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                                                              PER SHARE      TOTAL
                                                              ----------   ----------
Public offering price.......................................  $            $
Underwriting discounts and commissions......................  $            $
Proceeds, before expenses, to Sunhawk.com...................  $            $


     The underwriter may, for 30 days after the date of this prospectus, purchase up to an additional 210,000 shares of common stock from us at the initial public offering price less the underwriting discount.



                           -------------------------



     The underwriting agreement provides that the shares are being offered on a firm-commitment basis, such that the underwriter will purchase all of the 1,400,000 shares if any of the shares are purchased. The underwriter expects to
deliver the shares against payment in New York, New York on February   , 2000.


                           -------------------------

                            JOSEPH GUNNAR & CO., LLC


                               February   , 2000

[Inside Cover Page]


Fore front: Sound waves emanating from music notes centered on page. Various blocks with arrows pointing to aspects of Company's business.



Background: Digital screen depicting digital codes and squares.



Text:       - Get Digital


            - Internet based digital rights management distribution system for the secure publishing, enhancing and preparing of digital content

            - Direct Digital Distribution

            - Sheet music, books, games, audio, video, images, theater, plays, musicals, lectures

            - Protection, Encryption

            - "tech solutions for secure content distribution"

            - Enhancement, preparation and delivery

            - Education and entertainment

            - Worldwide delivery



[Inside Back Cover]




Fore front: Various images of people involved in business, entertainment and educational situations.

Background: Circular presentation creating larger images as one moves away from the center

Text:       www.sunhawk.com
            digital solutions

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our financial statements and notes to those statements appearing elsewhere in this prospectus.


     Sunhawk.com Corporation has developed and is operating an Internet based digital rights management ("DRM") system that secures, enhances and prepares and publishes copyrighted digital content ("Proprietary Digital Products") for distribution over the Internet.



     Anything that can be copyrighted can also be digitized and distributed over the Internet, including text, audio, video, photographic images, film, sheet music, literature, and software. While most information available on the Internet is intended to be free, Proprietary Digital Products are expected to be sold or licensed, and new systems are required to allow these transactions to take place securely over the Internet, to account for them, and to restrict copying.



     Our DRM distribution system is based upon proprietary software that encrypts Proprietary Digital Products so that they can be viewed and heard, if applicable, only by the customer. We distribute our Solero(R) viewer via the Internet, which identifies the customer and allows the Proprietary Digital Products which are downloaded to the customer to be viewed, heard, if applicable, and printed out, after payment. For two years we have been efficiently conducting secure international distribution of certain Proprietary Digital Products on behalf of our business partners, as either a principal or service provider, and will market our DRM technology to others for their use, as appropriate.



     In addition to our ability to securely distribute Proprietary Digital Products, we are, with patented technology, enhancing copyrighted materials to add significant value to them. We have applied such technology initially for digitally enhancing sheet music, and these enhanced products have been sold since 1997. Sheet music is digitized and enhanced by us to animate the notes played while hearing them, allowing for variations in tempo, allowing the user to add or subtract instruments and showing notes being played on a keyboard or other instrument being scored, all in a real-time interactive manner. Our business partners in the digitized sheet music activities to date, with whom we have long term licenses, include Warner Bros. Publications U.S. Inc. ("Warner"), which also owns 7% of Sunhawk.com, EMI Christian Music Publishing ("EMIC") a division of EMI Christian Music Group, and Mel Bay Publications, Inc. ("Mel Bay").



     We also securely distribute music in the MP3 compressed format using our DRM distribution system for our partners. Additionally, discussions are underway with book publishers and other owners of text to digitize and distribute these Proprietary Digital Products. We also intend to act as a publisher of Proprietary Digital Products of which we will own the rights.



     We are committed to all aspects of secure digital publishing including developing, directly operating and, as appropriate, licensing our secure technology infrastructure, enhancing client Proprietary Digital Products and producing our own Proprietary Digital Products. We believe that Internet based marketing and sale of Proprietary Digital Products will rapidly expand and will become a leading form of Internet commerce content when secure distribution methods such as our DRM distribution system are available.


     We were incorporated in the State of Washington on August 20, 1992. Our principal executive offices are located at 223 Taylor Avenue North, Suite 200, Seattle, Washington 98109, and our telephone and fax numbers are (206) 728-6063 and (206) 728-6416, respectively. Our e-mail address is sunhawk@sunhawk.com, and our web site address is www.sunhawk.com. Information accessed on or through our web site does not constitute a part of this prospectus.

                                  THE OFFERING


Common stock offered by us..............  1,400,000 shares
Common stock outstanding immediately
  prior to the date of this offering....  1,399,380 shares
Common stock to be outstanding after
  this offering.........................  2,799,380 shares
Over-allotment option...................  210,000 shares
Use of proceeds.........................  We anticipate that the net proceeds from this offering will be used for:
                                          - sales, marketing, brand building and website enhancement activities;
                                          - working capital for general business purposes;
                                          - production of Proprietary Digital Products;
                                          - acquisition of licenses for production of Proprietary
                                            Digital Products;
                                          - research and development of additional features of our
                                            distribution system;
                                          - repayment of bridge financing loans; and
                                          - upgrading existing facilities and acquisition of
                                            equipment, including leasehold improvements.
Proposed Nasdaq SmallCap(R) Market
  Symbol................................  "SNHK"
Proposed Pacific Stock Exchange
  Symbol................................  "SHA"



     Except as otherwise indicated, all information in this prospectus assumes that the underwriter does not exercise the option granted by Sunhawk.com to purchase additional shares in this offering.

                         SUMMARY FINANCIAL INFORMATION

     The following table summarizes the financial data of our business and should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations."

                                                                    FISCAL YEAR
                                                                ENDED SEPTEMBER 30,
                                                       -------------------------------------
                                                          1999          1998         1997
                                                       -----------   -----------   ---------
STATEMENT OF OPERATIONS DATA:
Sales................................................  $   100,575   $    27,263   $  15,066
Gross profit (loss)..................................      (71,150)        4,746      10,052
Loss from operations.................................   (2,732,083)   (1,349,125)   (844,406)
Net loss.............................................   (2,834,337)   (1,475,579)   (910,983)
Net loss per share --
  basic and diluted..................................  $     (2.46)  $     (1.66)  $   (1.04)
Weighted average common shares for net loss per share
  computations -- basic and diluted..................    1,154,214       887,689     875,424

     The following table provides a summary of our balance sheet as of September 30, 1999. The "as adjusted" column reflects the sale of 1,400,000 shares of common stock in this offering at an assumed initial public offering price of $12.00 per share after deducting the estimated underwriting discounts, commissions and estimated offering expenses payable by us.


                                                                AT SEPTEMBER 30, 1999
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
BALANCE SHEET DATA:
Working capital.............................................  $(1,337,009)  $13,424,086
Total assets................................................    3,130,128    16,828,128
Total shareholders' equity..................................    1,745,510    15,443,510



                                                      FISCAL YEAR ENDED
                                                        SEPTEMBER 30,
                                                    ----------------------      TOTALS AS OF
                                                     1999    1998    1997    SEPTEMBER 30, 1999
                                                    ------   -----   -----   ------------------
SUMMARY OPERATING DATA:
Solero(R) song titles published...................   4,959   1,516     538          7,013
Solero(R) pages published.........................  27,146   5,778   2,429         35,353
Total online digital products sold................  16,931   3,404     125         20,460

                                  RISK FACTORS


WE CURRENTLY HAVE AN UNSOUND FINANCIAL CONDITION WHICH ADVERSELY AFFECTS OUR OPERATIONS.



     Presently, we are operating at a loss and are financing our operations with borrowed funds. This situation has limited the growth of our business, substantially increased our debt and resulted in a going concern qualification report from our independent auditors. We will be unable to continue our business as presently conducted unless we obtain the proceeds of this offering.



WE HAVE INCURRED LOSSES SINCE INCEPTION IN CONNECTION WITH THE DEVELOPMENT OF OUR DRM AND ENCRYPTION TECHNOLOGY AND E-COMMERCE OPERATIONS, AND MAY INCUR FUTURE LOSSES AND AS A RESULT, OUR OPERATIONS MAY SUFFER.



     To date, we have had limited revenues and have incurred losses from operations. We incurred net losses of $2,834,337, $1,475,579, and $910,983 for the years ended 1999, 1998, and 1997, respectively. The aggregate amount of our accumulated deficit as of September 30, 1999 was $1,599,709 after adjustment for the change in tax status from an "S" Corporation to a "C" Corporation. We expect to continue to devote substantial resources to the production of Solero(R) digital sheet music and Sunhawk Audio files, sales and marketing activities and the acquisition of rights to additional sheet music, recorded music and other digital content. As we expand our technology to address electronic distribution of other types of content we expect to incur additional significant increases in research and development costs as well as in sales and marketing. Accordingly, we expect to incur significantly larger losses in the next 12 months. We may find that these efforts are more expensive than we currently anticipate, which would further increase our losses. As a result, we will need to generate significant revenues to achieve and maintain profitability. Our business strategy may not be successful, and we cannot predict when, or if, we will become profitable. If we achieve profitability, we may not be able to sustain it.



WE WILL NEED ADDITIONAL FINANCING AND IF WE CANNOT SECURE SUCH FINANCING, THERE WOULD BE SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.


     Our capital requirements have been and will continue to be significant. In the past, we have been substantially dependent upon loans and contributions from our shareholders. The proceeds of this offering together with existing funds are expected to be sufficient to meet our cash requirements for the next 12 months. Beyond that period, we will require additional funds in order to meet our strategic business objectives and remain competitive. This capital may not be available on acceptable terms, if at all. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our shareholders will be reduced, and these securities may have rights, preferences or privileges senior to those of our shareholders. If we cannot obtain sufficient funds, we may not be able to grow our operations, make technological developments or compete effectively and there would be a substantial doubt as to our ability to continue as a going concern.

OUR DRM AND ENCRYPTION, CONTENT ENHANCEMENT AND ELECTRONIC COMMERCE BUSINESSES ARE DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING HISTORY AND, CONSEQUENTLY, OUR OPERATING RESULTS MAY BE UNCERTAIN.



     We were incorporated in August 1992 but did not go online with our web site until February 1997 and did not make our first sale online until March 1997. Accordingly, we have a limited operating history upon which you can evaluate our business and prospects, which makes it difficult to forecast our future operating results. The new and evolving nature of using e-commerce for the distribution of Proprietary Digital Products increases these uncertainties. You must consider our business in light of the risks, uncertainties and problems frequently encountered by companies with limited operating histories.



WE DO NOT HAVE EXPERIENCE IN CONTENT AREAS OTHER THAN SHEET MUSIC AND IF WE ARE UNSUCCESSFUL IN THE DEVELOPMENT AND INTRODUCTION OF NEW PROPRIETARY DIGITAL PRODUCTS, OUR BUSINESS WOULD BE HARMED.


     We must continue to develop new or enhanced Proprietary Digital Products in a timely manner in order to take advantage of rapid technological change and new business opportunities. We may fail to successfully identify new product opportunities and develop and bring new or enhanced Proprietary Digital Products to market in a timely manner or these Proprietary Digital Products may fail to achieve the market acceptance or price stability necessary for profitability. In order to remain competitive we may change our business model to take advantage of new business opportunities, including business areas in which we do not have extensive experience. For example, we intend to extend our technology to digital content types other than music, and may start licensing our DRM technology. If we fail to successfully develop these or other business opportunities, our business would be harmed.


WE RELY ON MARLIN ELLER AND OTHER KEY EMPLOYEES, WHOSE KNOWLEDGE OF OUR DRM AND ENCRYPTION TECHNOLOGY, DIGITAL SHEET MUSIC AND THE MUSIC PRODUCTS INDUSTRY ARE CRITICAL TO OUR OPERATIONS. OUR INABILITY TO RETAIN KEY EMPLOYEES COULD HARM OUR OPERATIONS.


     Our success depends substantially on the continued services of our executive officers and key employees, in particular Marlin Eller, our chairman of the board, chief executive officer and president. The loss of the services of Mr. Eller or any of our other executive officers or key employees could harm our business. We have obtained a $1,000,000 key man life insurance policy on the life of Mr. Eller. None of our executive officers or key employees currently has a contract that guarantees employment. There can be no assurance that any of these persons will remain employed by us or that these persons will not participate in businesses that compete with us in the future.


WE MAY FACE PATENT INFRINGEMENT AND OTHER INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS RELATED TO OUR DRM, CONTENT ENHANCEMENT AND E-COMMERCE ACTIVITIES WHICH, IF SUCCESSFULLY ENFORCED, WOULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.


     We depend, to a very material extent, on our patents and other technology related to our DRM system and related to our sheet music Proprietary Digital Products. We understand that the patenting of digital and Internet technologies has increasingly become a major focus of e-commerce companies. Patents are perceived as a means of barring competition and adding value. While we attempt to avoid infringing known proprietary rights of third parties, there is no assurance that we will not be found to infringe upon the proprietary and other rights of others. We generally have not conducted, and do not conduct comprehensive patent searches to determine whether the technology used in our products infringe third party patents. Since the United States patenting process takes an extended period of time, during which there is usually no disclosure of the patent application, we would generally not know about a patent that blocks the use of one or more aspects of our technology until the patent is granted. It can be expected that patents granted in key areas of Internet commerce will be subject to vigorous challenge. There is no assurance as to what blocking patents may be granted, or as to how a challenge to such patents would be resolved. In any event, we expect that the process will be time consuming and expensive, and potentially materially adverse to our business.

     At the present time, patents have been issued to third parties relating, for example, to the Internet and e-commerce in general, as well as to the secure distribution of digital information over the Internet, and the downloading of music over the Internet in particular. Other DRM and online music distribution companies have received letters from companies alleging infringement of their patents. In the future, we, or if we decide to license our technology, our licensees, could be found to infringe upon these and other patent rights.


ASSERTING OUR INTELLECTUAL PROPERTY RIGHTS RELATIVE TO OUR DRM, ENCRYPTION, CONTENT ENHANCEMENT AND E-COMMERCE MAY INVOLVE US IN EXPENSIVE LITIGATION AGAINST PARTIES WITH GREATER FINANCIAL RESOURCES, WHICH COULD HARM OUR OPERATING RESULTS.


     Circumstances may arise that would cause us to pursue legal remedies in order to protect our rights and interests in our intellectual property. Any such litigation, while in our best interests, may be lengthy and expensive. In addition, any such litigation may be against parties better able than we are to afford the extensive costs often associated with such litigation. We cannot assure you that we will be able to bear the expense required to pursue prolonged litigation to the best conclusion for us.


WE DEPEND UPON OUR INTELLECTUAL PROPERTY RIGHTS RELATED TO OUR DRM, ENCRYPTION, CONTENT ENHANCEMENT AND E-COMMERCE BUSINESS, WHICH IF INFRINGED UPON, COULD SUBJECT US TO LITIGATION AND HARM OUR BUSINESS.



     We consider our patents, trademarks, trade secrets and other similar intellectual property to be a valuable part of our business. To protect our intellectual property rights, we rely upon copyright, trademark, patent and trade secret laws and generally enter into confidentiality agreements with our employees, consultants, vendors and corporate business partners. We cannot assure you that applicable U.S. or foreign laws or our use of confidentiality agreements will provide sufficient protection from misappropriation or infringement of our intellectual property rights or the unauthorized use or distribution of our products, particularly in foreign countries where laws or law enforcement practices may not protect our intellectual property rights as fully as in the United States. If third parties were to use or otherwise misappropriate our copyrighted materials, trademarks or other intellectual property rights without our consent or approval, independently develop products utilizing our technologies or breach the security provided by our encryption and e-commerce technology, our competitive position could be harmed, or we could become involved in litigation to enforce our rights. Our failure or inability to protect our intellectual property rights could harm our business.

OUR INABILITY TO PROMOTE EFFECTIVELY OUR WEBSITE, SHEET MUSIC AND OTHER PROPRIETARY DIGITAL PRODUCTS COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR OPERATIONS.


     In addition to providing quality products and customer service, we will need to increase our advertising and marketing expenditures to increase awareness of our website and create and maintain brand loyalty among our customers. Our marketing strategy may include traditional print advertising and promotions as well as Internet strategies such as the placement of banner ads on third party websites, the purchase of words on search engines, and the creation of distribution relationships with high-traffic websites. There can be no assurance that we will be able to execute such strategies or that they will be successful. If we fail to effectively promote and maintain our website, brands and products in a way that increases our revenues and attracts customers, our business, results of operations and financial condition could be materially adversely affected.


IF WE FAIL TO CONTINUOUSLY UPGRADE OUR WEBSITE IN ORDER TO ATTRACT AND RETAIN CUSTOMERS FOR OUR SHEET MUSIC AND OTHER PROPRIETARY DIGITAL PRODUCTS, WE MAY NOT BE ABLE TO INCREASE SALES AND OUR BUSINESS WILL BE HARMED.


     If our potential or existing customers do not find our website an attractive and convenient place to shop, we will not attract or retain customers and our sales will suffer. If our competitors' websites are easier to use or better able to satisfy customer needs, our customer traffic and our business could be adversely affected. In order to keep our website competitive and encourage its use we must continuously increase and improve its accessibility, music titles and other content, and ease of use. Developing and integrating new Proprietary Products, features, content, services or technologies into our website on a timely basis could be expensive and time consuming and there can be no assurance that our efforts will be successful, meet with market acceptance or enhance our brand loyalty.


BECAUSE WE ARE AN EXCLUSIVELY ONLINE-BASED BUSINESS, OUR REPUTATION AND BUSINESS MAY BE HARMED BY NATURAL AND MAN-MADE DISASTERS AND OTHER DISRUPTIONS THAT RESULT IN SYSTEM FAILURES.


     Substantially all of our computer hardware for operating Sunhawk.com is currently located at a single facility in Seattle, Washington. Because our customers can only access our products online, our ability to sell Proprietary Digital Products over the Internet successfully and provide high quality customer service depends on the efficient and uninterrupted operation of our computer and communications systems at that facility. We are in the process of installing a redundant system and designing a formal disaster recovery plan. However, should a disaster occur prior to the completion of the foregoing, it could harm our business. In addition, our systems are vulnerable to damage from fires, earthquakes, floods and other natural hazards as well as telecommunications failures, power losses, computer viruses, vandalism and similar events. The occurrence of any of the foregoing could lead to interruptions, delays, loss of data or the inability to sell our products. Our customers may become dissatisfied by any system failure or delay that interrupts our ability to provide service. Sustained or repeated system failures could affect our reputation, which would harm our business.

IF ADDITIONAL SALES AND OTHER TAX OBLIGATIONS ARE IMPOSED ON US BECAUSE OF THE TAXATION OF INTERNET-BASED TRANSACTIONS, OUR SALES AND OTHER TAX OBLIGATIONS MAY INCREASE AND OUR BUSINESS MAY BE HARMED.


     As a Washington-based company, we collect sales taxes for transactions in the State of Washington only. However, the future taxation requirements for online transactions are uncertain. One or more local, state, federal or foreign jurisdictions may seek to impose additional sales or other tax obligations on us. Proposals have been made at various state and local levels that would impose additional taxes on the sale of goods and services over the Internet. None of these has been adopted as of this date. If adopted, however, such taxes could impair the growth of e-commerce and our business could be harmed. In 1998, Congress passed the Internet Freedom Act, which imposes a three-year moratorium on state and local taxes on Internet-based transactions. We cannot assure you that this moratorium will be extended. Failure to renew this moratorium would allow various states to impose taxes on e-commerce, which could harm our business.


THE FAILURE OF THIRD PARTIES TO MAINTAIN AND IMPROVE THE INTERNET INFRASTRUCTURE OVER WHICH WE DISTRIBUTE OUR SHEET MUSIC AND OTHER PROPRIETARY DIGITAL PRODUCTS AND THE FAILURE OF OUR SERVICE PROVIDERS TO PROVIDE NECESSARY INTERNET SERVICES COULD HARM OUR BUSINESS.


     Our success depends, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network with the speed, ease of use, data capacity, security and hardware necessary for reliable Internet access and services. The failure by these parties to provide the necessary services to maintain the viability of the Internet could harm our business.


THERE IS NO EXISTING INDUSTRY STANDARD FOR THE DISTRIBUTION OF PROPRIETARY DIGITAL PRODUCTS AND IF A COMPETING STANDARD IS ADOPTED, OUR BUSINESS WOULD BE HARMED.



     There is currently no generally adopted industry standard, and one may never materialize, for the creation, storage and distribution of interactive Proprietary Digital Products. Some of our competitors distribute sheet music and other Proprietary Digital Products in a non-interactive, non-playable format that is significantly less expensive to produce. While we also have the ability to produce sheet music and other Proprietary Digital Products in a non-playable, non-interactive format, our business will be harmed if this format becomes the standard adopted by publishers and consumers. We cannot assure you that our Solero(R) format will be a successful format for the creation, storage and distribution of interactive Proprietary Digital Products, or that it will be adopted by customers in sufficient numbers for us to be successful. Further, if another format for the creation, storage and delivery of interactive digital sheet music and other Proprietary Digital Products emerges, we cannot assure you that we will be able to obtain a license to such technology on favorable terms or at all, or that it will be possible to convert our digital sheet music and other Proprietary Digital Products into that alternate format.



IF WE ARE UNABLE TO ADAPT AND RESPOND TO EXISTING EFFORTS TO ESTABLISH A STANDARD COMPATIBLE WITH OUR METHOD FOR DISTRIBUTING PROPRIETARY DIGITAL PRODUCTS OUR BUSINESS WOULD BE HARMED.


     The market for digital music products is characterized by new developments in technology and evolving industry standards. For example, some of the major recording studios have recently announced a plan to develop a universal standard for the electronic delivery of recorded music called the Secure Digital Music Initiative, or SDMI, and have announced their intention to make this delivery method available in the future. To our knowledge, however, SDMI has not yet issued a complete standard. Widespread industry and consumer acceptance of these and other standards could significantly harm our business if we are not able to adapt and respond to these and other standards.


SECURITY BREACHES TO OUR DRM SYSTEM, PROPRIETARY DIGITAL PRODUCTS AND OTHER SYSTEMS AND SOFTWARE WE USE TO OPERATE OUR BUSINESS AND MAINTAIN OUR DATABASE MAY HARM OUR REPUTATION AND BUSINESS AND MAY CAUSE US TO EXPEND SIGNIFICANT ADDITIONAL RESOURCES TO PROTECT AGAINST FUTURE BREACHES.


     A party who is able to circumvent our security measures could misappropriate Proprietary Digital Products without paying the required license fees, disrupt our operations, erase or modify purchase transaction and other information, or gain unauthorized access to proprietary information. Security breaches could also harm our reputation and expose us to litigation and liability. We may be required to expend significant capital and other resources to address problems caused by attempts to compromise our security. We cannot assure you that our security measures will prevent security breaches or that a failure to prevent such security breaches will not seriously harm our business.


ANY DELAYS IN THE DESIGN, DEVELOPMENT AND DISTRIBUTION OF NEW PROPRIETARY DIGITAL PRODUCTS OR ERRORS IN THESE PROPRIETARY DIGITAL PRODUCTS AND SOFTWARE COULD HARM OUR BUSINESS AND OPERATING RESULTS.


     In order to remain competitive we must continue to innovate and develop new versions of our software to distribute and enhance Proprietary Digital Products. Software development is inherently difficult to manage and keep on schedule. Our failure to manage and keep development projects on schedule might hurt our business. In addition, complex software products like ours often contain errors or defects, including errors relating to security, particularly when first introduced or when enhancements or new versions are released. Defects or errors in current or future products could result in delayed or failed introduction of our products, negative publicity, a delay or failure to achieve market acceptance, lost revenues, or products liability and other claims, any of which could seriously harm our business and operating results.


WE MAY BE SUBJECT TO CHANGES IN GOVERNMENT REGULATIONS AND THE LAW RELATIVE TO THE DESIGN, DEVELOPMENT AND DISTRIBUTION OF DIGITAL CONTENT WHICH, IF ADOPTED, COULD HARM OUR BUSINESS.


     As commerce on the Internet continues to evolve, federal, state or foreign agencies may adopt laws and regulations that cover our business. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. We, for example, distribute music which include lyrics which some may find objectionable. It is possible that governments will enact legislation that may be applicable to us to regulate areas such as content, privacy, pricing, security, encryption, illegal and harmful content, access charges and retransmission activities. The introduction of such laws and regulations could expose us to significant liability. In addition, any such new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure, which could have a material adverse effect on the our business, financial condition and results of operations.


OUR FAILURE TO PROTECT CONSUMER INFORMATION WE ACQUIRE OVER THE INTERNET FROM UNLAWFUL USE AND DISTRIBUTION COULD SUBJECT US TO LITIGATION AND HARM OUR BUSINESS.



     A significant concern regarding e-commerce over the Internet has been the need for secure transmission of consumer information. We rely on encryption and credit card authentication technology for the purpose of securely transmitting confidential information such as customer credit card numbers. Despite our security efforts, if third parties were able to breach our network security or otherwise misappropriate our users' personal information or credit card information, we could be subject to liability. In addition, it is our policy to hold credit card information confidential pursuant to our privacy policy. We may need to expend significant capital and other resources to protect against security breaches or to remedy problems caused by any breaches. Any compromise of our encryption and authentication technology or our privacy policy could harm our business.





THE DRM AND DISTRIBUTION OF DIGITAL CONTENT BUSINESSES ARE HIGHLY COMPETITIVE, AND THE FAILURE OF OUR DRM SYSTEM OR DIGITAL DISTRIBUTION MODEL TO COMPETE EFFECTIVELY WITH OUR COMPETITORS' SYSTEMS AND DISTRIBUTION MODELS WOULD HARM OUR BUSINESS.


     Many of our current and potential competitors in the DRM business are well-established companies that have greater financial, marketing, distribution, brand recognition and other resources than we have. There can be no assurance that we will be able to compete effectively against these companies. Additionally, larger, well-established and well-financed entities such as AT&T, IBM, Liquid Audio, Microsoft, Xerox, Intertrust Technologies and Preview Systems may acquire, invest in, or form joint ventures with our e-commerce competitors or other publishers or suppliers of Proprietary Digital Product.

     If these or other companies successfully develop competing technologies or acquire significant ownership in Proprietary Digital Products, our business could be harmed.


OUR EFFORTS TO SECURE NEW SOURCES OF PUBLISHING RIGHTS FOR PROPRIETARY DIGITAL PRODUCTS MAY RESULT IN ADDITIONAL COSTS TO US, WHICH COULD HARM OUR BUSINESS.


     We may be required to pay substantial royalty advances or be required to make payments to acquire proprietary product conversion and distribution rights from new sources in the future. We cannot assure you that we will be able to recoup advances or payments, if any, that may be payable for such rights. Our failure to make such payments could harm our relationships with our licensors, including, but not limited to, cancellation of our license agreements. In addition, license fees payable to publishers and other owners of proprietary product may increase as we continue to expand our Proprietary Digital Products and as competition for these products increases. Publishers, record companies, copyright owners, performance rights societies, and other owners of proprietary product may make claims for royalties in addition to those we are currently paying. If we are required to pay increased or additional licensing fees, these increased payments could reduce our margins and could harm our business.

WE DEPEND ON CONTRACTS WITH THREE MUSIC PUBLISHERS FOR A MAJORITY OF OUR SHEET MUSIC CATALOG WHICH, IF TERMINATED, WOULD DECREASE OUR AVAILABLE CATALOG OF SHEET MUSIC AND HARM OUR BUSINESS.



     A majority of our current and anticipated catalog of Solero(R) digital song titles are licensed from Warner, Mel Bay and EMIC. Although our agreements with Warner, Mel Bay and EMIC are for remaining terms of approximately eight, five and three years, respectively, the agreements could be terminated prior to the normal expiration of their terms in the event of any uncured material breach or default. Any termination of the Warner, Mel Bay or EMIC agreements would decrease the availability of digital sheet music that we offer customers and would harm our business.



UNLESS WE ENTER INTO NEW LICENSE AGREEMENTS TO GROW OUR CATALOG OF DIGITAL SHEET MUSIC AND OTHER PROPRIETARY DIGITAL PRODUCTS, WE MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUE TO CONTINUE OPERATIONS.



     Our success will depend in part on our ability to build relationships with music publishers and publishers of other Proprietary Digital Products. The rights to a substantial number of the commercially significant sheet music titles are owned by Warner/Chappel, EMI Music Publishing, BMG Music Publishing, MCA Music Publishing and Sony/ATV Music Publishing in the United States. The rights to other Proprietary Digital Products are widespread. While we expect to continue to seek to obtain the necessary rights to convert and distribute Solero(R)sheet music and other Proprietary Digital Products, there can be no assurance that we will secure such rights on commercially reasonable terms. Our failure to grow our catalog of music titles and other Proprietary Digital Products may affect our sales, which would have a material adverse effect on our business.



DIGITAL SHEET MUSIC IS AN UNPROVEN PRODUCT, AND IF OUR SYSTEM FOR PREPARING, ENHANCING AND DISTRIBUTING DIGITAL SHEET MUSIC AND PROPRIETARY DIGITAL PRODUCTS IS NOT WIDELY ADOPTED, OUR BUSINESS COULD BE HARMED.



     Our future success in the distribution of sheet music and other Proprietary Digital Products will depend on our ability to significantly increase sales of our Solero(R) digital sheet music and other Proprietary Digital Products over the Internet, while successfully managing costs. If music publishers, other music content providers and consumers do not adopt the Internet as a means of distributing digital sheet music in general, and our products, in particular, our business would be harmed.



THE MUSIC PRODUCTS BUSINESS IS FRAGMENTED AND HIGHLY COMPETITIVE, AND THE FAILURE OF OUR SOLERO(R) SHEET MUSIC AND SUNHAWK AUDIO PRODUCTS TO COMPETE EFFECTIVELY WITH OUR COMPETITORS' PRODUCTS WOULD HARM OUR BUSINESS.


     Our competition includes:

     - traditional retail sheet music merchants, including conventional mail-order companies;

     - various music merchandisers that sell instruments and related music products over the Internet;

     - music publishers that sell products directly over the Internet on a mail-order basis; and

     - assorted e-commerce web sites selling books and music over the Internet, including print sheet music at lower prices in some cases than we currently offer.

     Many of our current and potential competitors are well-established companies that have greater financial, marketing, distribution, brand recognition and other resources than we have. There can be no assurance that we will be able to compete effectively against these companies. Additionally, larger, well-established and well-financed entities such as major music publishers may acquire, invest in, or form joint ventures with our e-commerce competitors or other sheet music publishers or suppliers who develop their own Internet distribution channels, any of which could harm our business.


     Companies that are currently in similar or potentially competing businesses include Sheet Music Direct, which is affiliated with Hal Leonard Corporation and Music Sales Corporation, Infomusique S.A., Net4Music, Musicnotes and Coda Music Technology. If these or other companies successfully develop competing technologies or acquire significant catalogs of music, our business could be harmed. In addition, in expanding the Sunhawk Audio portion of our business, we will face significantly increased competition and different competitive challenges from other Internet audio providers than we currently experience.



UNLESS WE ACHIEVE SUFFICIENT SALES TO RECOUP OUR FIXED COSTS OF CONVERTING MUSIC INTO THE SOLERO(R) AND SUNHAWK AUDIO FORMAT OUR BUSINESS MAY NOT SUCCEED.



     We expect to devote substantial resources to converting music into the Solero(R) and Sunhawk Audio format. There can be no assurance that we will be able to generate sufficient revenues from product sales to recoup our fixed conversion costs for all or any portion of the music that we convert.



WE MAY BE EXPOSED TO LIABILITY FOR MUSIC AND OTHER CONTENT ON OUR WEB SITE AND ELSEWHERE THAT, IF FOUND TO BE DEFAMATORY OR IN VIOLATION OF A THIRD PARTY'S COPYRIGHT, TRADEMARK OR OTHER RIGHTS COULD HARM OUR BUSINESS.


     We may be subject to claims for copyright or trademark infringement, negligence, defamation, obscenity or on other grounds related to the music and information available for download or use on our web site and distributed on CD-ROMS, enhanced CDs and elsewhere. The area of law relating to the digital distribution of music and other materials over the Internet is unsettled, and we face risks associated with, for example, content appearing on sites to which we link, content appearing on sites created by members of our associates program, and a failure by us to obtain all necessary rights to distribute our music products. Any liability incurred as a result of such claims or from the loss of the rights to distribute our music products could harm our business.


WE DEPEND ON THE CONTINUED GROWTH OF E-COMMERCE FOR THE SALE OF OUR PROPRIETARY DIGITAL PRODUCTS, AND ANY DECREASE IN CONSUMER USE OF THE INTERNET FOR THE PURCHASE OF OUR PROPRIETARY DIGITAL PRODUCTS WOULD HARM OUR BUSINESS.


     Our future revenues and any potential future profits are dependent upon widespread acceptance and increased use of the Internet as a medium for commerce. We cannot predict whether customers who have used traditional means of commerce will instead purchase digital and pre-printed sheet music or digitally recorded music over the Internet. Customer concerns over the security of transactions conducted on the Internet, together with concerns over the privacy of users, may inhibit the growth of the Internet and e-commerce. If use of the Internet does not continue to grow, or if the necessary Internet infrastructure or complementary services are not developed and maintained to effectively support any growth that may occur, our business could be harmed.

OUR FAILURE TO ACCOMMODATE UNANTICIPATED INCREASES IN CUSTOMER TRAFFIC SEEKING TO PURCHASE OUR PROPRIETARY DIGITAL PRODUCTS COULD RESULT IN THE LOSS OF EXISTING OR POTENTIAL CUSTOMERS AND HARM OUR BUSINESS.


     Our success will depend in part on our ability to quickly and effectively scale our operations to accommodate any significant increase in customer traffic and orders. If we do not successfully scale our operations to accommodate increased customer demands for our products, our business could be harmed.


THE UNAVAILABILITY OF OUR FOREIGN SUBCONTRACTORS ON WHOM WE DEPEND TO CONVERT SHEET MUSIC INTO THE SOLERO(R) FORMAT COULD DISRUPT OR INCREASE THE COST OF OUR DIGITAL SHEET MUSIC PRODUCTION AND HARM OUR BUSINESS.



     While our encryption, quality control and Internet operations are located at our offices in Seattle, Washington, substantially all of our "raw" digital sheet music is produced by third-party contractors overseas. These relationships may be affected by political or economic uncertainties, termination of our existing agreements or personnel shortages. Because of distance and different legal systems, we would have difficulty enforcing our agreements with these contractors. Although domestic third-party providers of these services are available, we believe that such services are more costly. If the supply of music converted into our Solero(R) format from foreign third-party subcontractors is disrupted for any reason, our ability to produce additional Solero(R) music titles will be disrupted until other service providers are contracted with, and our business could be harmed.


THE FAILURE OF THIRD PARTIES ON WHOM WE RELY TO FULFILL ORDERS FOR TRADITIONAL PRINTED SHEET MUSIC COULD PREVENT US FROM SATISFYING CUSTOMER ORDERS AND RESULT IN THE LOSS OF EXISTING OR POTENTIAL CUSTOMERS AND THUS HARM OUR BUSINESS.

     Although we have accounts with several distributors, we obtain substantially all of our traditional printed sheet music directly from an unaffiliated third-party distributor with whom we do not have a written agreement. There can be no assurance that if our distributor relationship were terminated, we would be able to find an alternative, comparable supplier capable of providing printed sheet music on terms that we would find satisfactory. To the extent our distributor does not have sufficient capacity or is otherwise unable to fulfill orders on a timely basis, such capacity constraints could harm our business. We also rely on third-party carriers for traditional printed sheet music shipments and are therefore subject to the risks, including employee strikes and inclement weather, associated with these carriers' ability to provide delivery services to meet our shipping needs. If we fail to adequately address these and other order fulfillment risks, our business would be harmed.


ALTHOUGH WE HAVE NOT EXPERIENCED ANY YEAR 2000 PROBLEMS, THE OCCURRENCE OF ANY YEAR 2000 PROBLEMS COULD HARM OUR BUSINESS.



     Our software, products and information systems were developed using a four-digit year code. As a result, we believe that our software, products and information systems will function properly with respect to dates in the Year 2000 and thereafter. While we have not experienced any Year 2000 problems to date, we cannot assure you that we will not encounter latent issues that will require upgrades, modifications or replacements. Any resulting system failures or significant upgrades or modifications could harm our business. We have established contingency plans. The failure by us to successfully implement our contingency plans to address future problems relative to Year 2000 matters could harm our business.

ANY FAILURE BY THIRD-PARTIES THAT PROVIDE PRODUCTS AND SERVICES ON WHICH WE RELY TO ADDRESS POTENTIAL YEAR 2000 RISKS COULD HARM OUR BUSINESS.


     There can be no assurance that the products, software and systems of other companies on which our products, software, systems and operations rely will function properly with respect to dates in the Year 2000 and thereafter. We have identified our critical vendors and are monitoring their Year 2000 compliance programs. The failure of any of our critical vendors to adequately address the Year 2000 problem could harm our business.


OUR OFFICERS AND DIRECTORS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER SUNHAWK.COM AFTER THIS OFFERING, WHICH WILL ENABLE THEM TO EXERCISE SIGNIFICANT INFLUENCE OVER ALL MATTERS REQUIRING SHAREHOLDERS APPROVAL.



     Immediately after the closing of this offering, the Eller and McConney 1995 Family Living Trust, of which Mr. Eller, our chairman of the board, chief executive officer and president, and Mary McConney, our treasurer, serve as the trustees, will own 1,024,284 shares of our outstanding common stock, which will represent 36.6% of our outstanding common stock or 34.0% if the underwriters' over-allotment option is exercised in full. Accordingly, the Eller and McConney 1995 Family Living Trust will have significant influence over the election of directors and other matters submitted to a vote of our shareholders. Moreover, our executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own 40.2% of our outstanding common stock, or 37.3% if the underwriters' over-allotment option is exercised in full, upon the completion of this offering. As a result, these shareholders will possess significant influence over us, with the ability to significantly influence all matters requiring approval by our shareholders.



WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS CONTAINED UNDER WASHINGTON LAW, WHICH MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.


     Provisions of Washington law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. Specifically, Chapter 19 of the Washington Business Corporation Act generally prohibits a "target corporation" from engaging in certain significant business transactions with a defined "acquiring person" (a person acquiring 10% or more of the capital stock of the target corporation) for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. This provision may have the effect of delaying, deterring or preventing a change in control of our company. The existence of these antitakeover provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These forward-looking statements include statements about our plans, objectives, expectations and intentions and other statements that are not historical facts. When we use the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions, we are generally identifying forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are many factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including the factors discussed above.

                                USE OF PROCEEDS


     The estimated net proceeds to us of this offering, assuming an initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $13,698,000. We currently expect to apply the estimated net proceeds as follows:



                         USE                              AMOUNT       PERCENTAGE
------------------------------------------------------  -----------    ----------
Sales and Marketing, including sales force
  enhancement; brand building program development and
  implementation; marketing and advertising programs
  and upgrading and maintaining our DRM technology and
  website.............................................  $ 8,000,000        59%
Working capital for general business purposes
including utilities, telephone, rent, office supplies
and computer repair...................................    1,120,000         8%
Production of Proprietary Digital Products including
  Solero(R) digital sheet music and Sunhawk Audio
  Music files.........................................    1,078,000         8%
Research and development of additional features for
  our DRM distribution system.........................    1,000,000         7%
Acquisition of additional licenses for the production
  of Proprietary Digital Products.....................    1,000,000         7%
Repayment of bridge financing loans...................    1,000,000         7%
Acquisition and upgrade of equipment for our DRM
  distribution system.................................      250,000         2%
Reconfiguration of headquarters facilities............      250,000         2%
                                                        -----------       ---
          Total.......................................  $13,698,000       100%
                                                        ===========       ===



     We cannot assure you that the above dollar amounts will be specifically allocated as set forth in the foregoing table. Nonetheless, our management will only have discretion to apply proceeds from this offering in a manner other than as set forth above in extraordinary circumstances. Allocation of net proceeds is further subject to future events including general economic conditions, changes in our strategy and response to competitive pressures and consumer preferences associated with the music industry and Internet commerce. Pending ultimate application, the net proceeds will be invested in interest-bearing securities guaranteed by the U.S. government or its agencies.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 1999:

        - on an actual basis; and


        - on an "as adjusted" basis to reflect the receipt by us of the estimated net proceeds from this offering;



     You should read this information together with our financial statements and the notes to those statements included elsewhere in this prospectus.



                                                              AT SEPTEMBER 30, 1999
                                                            -------------------------
                                                              ACTUAL      AS ADJUSTED
                                                            -----------   -----------
Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares
authorized; none issued and outstanding...................           --            --
  Common stock, no par value; 30,000,000 shares
     authorized; 1,399,380 shares issued and outstanding,
     actual; 2,799,380 shares issued and outstanding, as
     adjusted.............................................  $ 3,345,219   $17,043,219
Accumulated deficit.......................................   (1,599,709)   (1,599,709)
                                                            -----------   -----------
     Total shareholders' equity...........................    1,745,510    15,443,510
                                                            -----------   -----------
          Total capitalization............................  $ 1,745,510   $15,443,510
                                                            ===========   ===========


     The foregoing table assumes no exercise of any outstanding stock options. In addition to the shares of common stock to be outstanding after this offering, we may issue additional shares of common stock under the following plans and arrangements:

     - 17,932 shares of common stock subject to options outstanding under our 1996 Stock Option Plan and 266,210 shares available for future issuance under the plan as of September 30, 1999;


     - 140,000 shares of common stock reserved for issuance upon exercise of the underwriter's warrants; and



     - 41,680 shares of common stock reserved for issuance upon exercise of the warrants as part of the bridge financing loan agreements.

                                    DILUTION


     Our net tangible book value (deficiency) at September 30, 1999 was $(659,781), or $(.47) per share. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities divided by the number of shares of common stock outstanding as of September 30, 1999. After giving effect to the sale of the 1,400,000 shares of common stock offered in this prospectus at an assumed initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at September 30, 1999 would have been $14,101,314, or $5.04 per share. This represents an immediate increase in net tangible book value of $5.51 per share to existing shareholders and an immediate dilution of $6.96 per share, or 58.0% of the assumed initial public offering price of $12.00, to new investors purchasing shares of common stock in this offering. The following table illustrates the per share dilution:



Assumed initial public offering price.......................           $12.00
Net tangible book value (deficiency) per share at September
30, 1999....................................................  $(.47)
  Increase per share attributable to new investors..........   5.51
                                                              -----
As adjusted net tangible book value per share after this
  offering..................................................             5.04
                                                                       ------
Dilution per share to new investors.........................           $ 6.96
                                                                       ======


     The table below sets forth on an adjusted basis at September 30, 1999, after giving effect to the sale of the 1,400,000 shares of common stock offered in this prospectus at an assumed initial public offering price of $12.00 per share, the following information both for our existing shareholders and for investors purchasing shares of common stock in this offering:

     - the number of shares of common stock purchased from us;

     - the total consideration paid to us; and

     - the average price paid per share.

                             SHARES PURCHASED      TOTAL CONSIDERATION
                            -------------------   ---------------------   AVERAGE PRICE
                             NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                            ---------   -------   -----------   -------   -------------
Existing shareholders.....  1,399,380       50%   $ 5,883,497     25.9%      $ 4.20
New investors.............  1,400,000       50%    16,800,000     74.1%       12.00
                            ---------    -----    -----------    -----
          Total...........  2,799,380    100.0%   $22,683,497    100.0%
                            =========    =====    ===========    =====

     The foregoing table assumes no exercise of any outstanding stock options. As of September 30, 1999, there were outstanding options to purchase 17,932 shares of common stock under the 1996 Stock Option Plan, at a weighted average exercise price of $10.77 per share. To the extent that outstanding options are exercised, there will be further dilution to new investors.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Any future determination with regard to the payment of dividends will be at the sole discretion of our board of directors.

                            SELECTED FINANCIAL DATA

     The following selected financial data for the years ended September 30, 1999, 1998, and 1997 are derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors. The financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. When you read the selected financial data below, it is important that you also read the historical financial statements and related notes to those statements appearing elsewhere in this prospectus, as well as the section of this prospectus entitled "Management's discussion and analysis of financial condition and results of operations." The historical results and the results for the year ended September 30, 1999 are not necessarily indicative of the results that may be expected of future results.

                                                   FOR THE FISCAL YEAR ENDED
                                                         SEPTEMBER 30,
                                            ---------------------------------------
                                               1999          1998          1997
                                            -----------   -----------   -----------
STATEMENTS OF OPERATIONS DATA:
Sales.....................................  $   100,575   $    27,263   $    15,066
  Cost of goods sold......................      171,725        22,517         5,014
                                            -----------   -----------   -----------
  Gross profit (loss).....................      (71,150)        4,746        10,052
  Selling, general and administrative
     expenses.............................    2,660,933     1,353,871       854,458
                                            -----------   -----------   -----------
  Loss from operations....................   (2,732,083)   (1,349,125)     (844,406)
  Interest income.........................       13,140            --            --
  Interest expense on notes payable to
     shareholders.........................     (115,394)     (126,454)      (66,577)
                                            -----------   -----------   -----------
  Net loss................................  $(2,834,337)  $(1,475,579)  $  (910,983)
                                            ===========   ===========   ===========
  Net loss per share -- basic and
     diluted..............................  $     (2.46)  $     (1.66)  $     (1.04)
                                            ===========   ===========   ===========
  Weighted average common shares for net
     loss per share computations -- basic
     and diluted..........................    1,154,214       887,689       875,424

                                                       AT SEPTEMBER 30,
                                            ---------------------------------------
                                               1999          1998          1997
                                            -----------   -----------   -----------
BALANCE SHEET DATA:
Working capital (deficit).................  $(1,337,009)  $(3,213,584)  $(1,602,704)
Total assets..............................    3,130,128       508,516       212,831
Total shareholders' equity (deficit)......    1,745,510    (2,807,902)   (1,432,323)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements and other financial information included elsewhere in this prospectus.

OVERVIEW

     We were incorporated in August 1992 and began distributing and selling digital sheet music over the Internet in March 1997. From the date of incorporation until March 1997, our operating activities consisted principally of the following:

     - creating our digital sheet music catalog;

     - developing and patenting our technology;

     - establishing international operations for the production of digital sheet music;

     - negotiating for the rights to distribute and sell sheet music;

     - developing a corporate infrastructure for the management of data;

     - producing digital sheet music;

     - creating and distributing CD-ROM collections; and

     - developing the Sunhawk.com web site.


     In September 1996, we began selling CD-ROMs of the complete works of Scott Joplin, and in July 1997, we began selling CD-ROMs of Handel's Messiah, both containing digital sheet music in our Solero(R) format. We launched our web site in February 1997 and made our first sale of digital sheet music in March 1997. In 1998, we established our strategic alliances and entered into contracts with Warner and EMIC for the right to sell and distribute selected portions of their sheet music catalogs. From March 1997 through September 30, 1999, we sold approximately 20,500 digital sheet music products and approximately 1,400 traditional printed sheet music products and CD-ROMs. Through September 30, 1999, substantially all of our sales have been derived from the sale of digital or printed sheet music and CD-ROMs through our web site and from special promotions and services for our strategic partners.


     Sales are primarily derived from digital and printed sheet music offered over the Internet and either downloaded directly from our web site or ordered from our web site and delivered via regular mail or overnight courier. Sales are net of any applicable discounts, and sales of traditional printed sheet music include shipping and handling charges. A customer's account is settled by directly charging his credit card. For digital sheet music downloaded over the Internet, revenues are recognized upon execution of the order. Revenues from sales of traditional printed sheet music are recognized upon shipment of the printed sheet music from our offices in Seattle, Washington.

     Cost of goods sold consists principally of the costs associated with royalty payments, materials, amortization of the cost of producing digital masters, shipping costs and credit card processing fees. In order to expand our digital sheet music catalog, we entered into contracts with Warner and EMIC for initial terms of ten and five years, respectively, from the date of execution. These contracts provide us with access to selected portions of the music catalogs of Warner and EMIC. Upon the sale of any digital title licensed from Warner or EMIC, we are required to remit the appropriate royalty to the respective publisher. Royalty payments range from 10% to 70% and are based on actual sales, less credit card processing fees and shipping costs, if any. Inventory consists of CD-ROMs and the cost of the printed sheet music books. Amortization of the cost of producing digital masters relates to the digital sheet music and is based on the shorter of estimated useful lives or the term of the distribution contracts for the digital masters. Shipping costs and credit card processing fees include costs related to the shipping of traditional printed sheet music and the processing of credit card payments for printed and digital sheet music. We expect that our cost of goods sold will increase significantly as we accelerate our production of digital sheet music and enter into additional strategic partnerships to further develop and expand our catalog of digital sheet music and recorded music. Furthermore, amortization of the music catalog distribution rights began in the quarter ended June 30, 1999, resulting in an increase in cost of goods sold. The amortization of music catalog distribution rights is approximately $38,000 per quarter through the remaining term of the Warner contract, which ends December 31, 2007.


     Selling expenses consist primarily of promotional and advertising expenditures, including payroll and payroll-related expenses. We have incurred minimal advertising expenditures to date as we have focused our efforts on creating our digital sheet music catalog and securing strategic alliances and the rights to digitize sheet music. We expense all advertising costs as incurred, and we expect selling expenses to increase significantly as we seek to increase the number of Solero(R) Viewers downloaded from our web site or distributed on CD-ROMs and enhanced CDs, drive customer traffic to our web site, enhance our brand name awareness and otherwise promote the sale of our products. General and administrative expenses consist primarily of management salaries and expenses, insurance premiums, rent, telephone costs, travel expenses for general business, legal and professional fees, staff salaries, other payroll expenses and other related expenses for general corporate functions.


     To date we have incurred and expect to continue to incur substantial costs in order to:

     - expand our sheet music catalog;

     - produce, distribute and sell digital and printed sheet music;

     - develop our technologies;

     - acquire patents and other intellectual property rights;

     - acquire the rights to sheet music;

     - secure and maintain relationships with Warner and EMIC;

     - further develop our operational infrastructure and web site;

     - distribute and sell certain recorded music;

     - increase the size of our staff;

     - expand our sales and marketing efforts; and

     - upgrade our software and hardware.

RESULTS OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 1999 COMPARED TO THE YEAR ENDED SEPTEMBER 30, 1998

Sales

     Sales for the year ended September 30, 1999, were $100,575 compared to $27,263 for the year ended September 30, 1998. This increase in sales resulted from entering into strategic alliances with Warner and EMIC, offering printed sheet music on our web site and providing a wider selection of music titles in our Solero(R) format. We also benefitted from the overall increase in Internet shopping. In addition, in order to increase customer traffic to our web site, we offered a variety of promotional features on our web site and provided special services for our strategic partners.


Cost of goods sold

     Cost of goods sold for the year ended September 30, 1999 were $171,725 compared to $22,517 for the year ended September 30, 1998. The increase in cost of goods sold was primarily due to commencement of the amortization of the music catalog distribution rights during the third quarter of fiscal year 1999. The increase was also due to an increase during the year ended September 30, 1999 in the proportion of royalty-bearing sales to sales of public domain titles which do not bear royalties. Additionally, amortization of digital sheet music masters during the year ended September 30, 1999 increased as the number of digital sheet music titles produced during that period increased. For the year ended September 30, 1999, royalty payments accounted for $38,159, or 38% of sales. Costs associated with the amortization of digital sheet music masters accounted for $20,946, or 21% of sales and costs associated with the amortization of music catalog distribution rights were $75,378, or 75% of sales. For the year ended September 30, 1998, royalty payments accounted for $4,183, or 15% of sales, and costs associated with the amortization of digital sheet music masters accounted for $8,347, or 31% of sales.

Selling, general and administrative expenses

     Selling expenses for the year ended September 30, 1999, were $547,694, including advertising costs of $218,403, compared to $82,915, with advertising costs of $36,005, for the year ended September 30, 1998. Selling expenses for both periods consisted primarily of expenditures incurred in connection with advertising, attending trade shows, establishing and maintaining our strategic alliances with Warner and EMIC, expansion of our web site and payroll-related expenses. In the third quarter of 1999, we initiated our strategic marketing plan. As part of this plan, we experienced a significant increase in advertising costs as part of the new strategic marketing plan. General and administrative expenses for the year ended September 30, 1999 were $2,113,239 compared to $1,270,956 for the year ended September 30, 1998. The increase was primarily due to the expansion of our production capabilities to grow our digital sheet music catalog, hiring key management personnel, increases in corporate facility expenses necessary to operate the business, and the relocation of our office.

Interest expense on notes payable to shareholder

     Interest expense for the year ended September 30, 1999, was $115,394 compared to $126,454 for the year ended September 30, 1998. On October 1, 1999, the accrued interest amount of $113,928 was converted to a note payable to shareholder and began accruing interest. The interest expense was attributable to loans made to us by the Eller and McConney 1995 Family Living Trust, which loans were converted into common stock on March 31, 1999.

RESULTS OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO THE YEAR ENDED SEPTEMBER 30, 1997

Sales


     Sales for the year ended September 30, 1998 were $27,263 compared to $15,066 for the year ended September 30, 1997. Sales for the year ended September 30, 1997 consisted of sales over the Internet of sheet music converted into Solero(R) format and CD-ROMs. The increase in sales was principally due to the expansion of our music catalog and customer base, which resulted from the inclusion of song titles from the Warner and EMIC catalogs and the addition of traditional printed sheet music on our web site.


Cost of goods sold

     Cost of goods sold for the year ended September 30, 1998 was $22,517 compared to $5,014 for the year ended September 30, 1997. The increase in cost of goods sold was due to an increase in the proportion of royalty-bearing sales to sales of public domain titles which do not bear royalties and an increase in the amortization of digital sheet music masters due to the increase in the number of digital sheet music titles from $1,804, or 12% of the sales for the year ended September 30, 1997, to $8,347, or 31% of sales for the year ended September 30, 1998.

Selling, general and administrative expenses

     Selling expenses for the year ended September 30, 1998 were $82,915 compared to $65,021 for the year ended September 30, 1997. This increase was due primarily to our attendance at more trade shows and general advertising. General and administrative expenses for the year ended September 30, 1998 were $1,270,956 compared to $789,437 for the year ended September 30, 1997. This increase was primarily due to the expenses associated with operating a larger office, improvements and upgrades to our facilities and software and hardware, increases in the number of personnel necessary to support the growth of our business and operations, and costs incurred in connection with adding production and programming functions and enhancing the features and functionality of our web site and related technology.

Interest expense on notes payable to shareholder

     Interest expense for the year ended September 30, 1998 was $126,454 compared to $66,577 for the year ended September 30, 1997. This increase was due to the additional debt we incurred in order to satisfy our operating costs and expenses.

LIQUIDITY AND CAPITAL RESOURCES


     We have financed our operations since inception primarily with funds received from the sale of equity to and loans from the Eller and McConney 1995 Family Living Trust. As of September 30, 1999, we had cash of $18,300 and a working capital deficiency of $1,337,009. We are currently financing our daily operations primarily through a line of credit with a financial institution. As of the date of this prospectus, $1,000,000 has been drawn on this line of credit.

     On January 12, 2000, Sunhawk.com entered into an Agency Agreement with Joseph Gunnar & Co., LLC, (which is also the underwriter of this offering, to obtain from third parties bridge financing loans totaling $1,000,000. The loans will bear interest at a rate of 8.5% per annum and will be due at the earlier of the closing of this offering or 8 months. The loans will hold a first security on Sunhawk.com's assets as collateral. The loans will have a 50% warrant coverage, which equates to 1,042 warrants per $25,000 of loan proceeds for a total of 41,680 warrants at the initial public offering price, which is assumed to be $12.00 per share. The warrants may be adjusted for stock splits, recapitalization, or reorganization of Sunhawk.com. The warrants will be exercisable commencing six months following the closing date of this offering. Upon closing, payments to Joseph Gunnar & Co., LLC will include (i) a commission equal to 7% of the aggregate loan amount; (ii) a structuring fee equal to 3% of the aggregate loan amount; (iii) reimbursement of out-of-pocket expenses; and
(iv) reimbursement of reasonable fees and disbursements of counsel to Joseph Gunnar & Co., LLC. The loans are expected to close on or about January 26, 2000.


     Net cash used in operating activities totaled $1,711,433 for the year ended September 30, 1999 compared to $1,210,904 for the year ended September 30, 1998. The increase for the year ended September 30, 1998, as compared to the prior year, was primarily attributable to increases in advertising and production staff.

     Net cash used in investing activities was $511,490 for the year ended September 30, 1999 compared to $267,533 for the year ended September 30, 1998. The increase in cash used in investing activities for the year ended September 30, 1998, as compared to the prior year, was primarily for the acquisition of property, equipment, digital sheet music masters, patents and trademarks.


     Net cash provided by financing activities was $2,182,130 for the year ended September 30, 1999 compared to $1,513,902 for the year ended September 30, 1998. The increase in net cash for financing activities for the year ended September 30, 1999 was primarily derived from proceeds from the sale of common stock to the Eller and McConney 1995 Family Living Trust in the aggregate amount of $1,500,000 and proceeds from notes payable in the aggregate amount of $1,645,000 issued to the Eller and McConney 1995 Family Living Trust which, along with other notes payable to the Eller and McConney 1995 Family Living Trust, were converted into common stock at a conversion price of $13.31 per share on March 31, 1999. This was offset by an increase of $1,063,095 in deferred offering costs in the year ended September 30, 1999 compared to the prior year. Net cash provided by financing activities for the year ended September 30, 1998 was primarily derived from proceeds from notes payable issued to the Eller and McConney 1995 Family Living Trust in the aggregate amount of $1,413,902, which, along with other loans by the Eller and McConney 1995 Family Living Trust, were converted into common stock at $13.31 per share on March 31, 1999.



     We believe that the net proceeds from our prior financing, the debt to equity conversion by the Eller and McConney 1995 Family Living Trust, and this offering will provide us with the necessary cash proceeds to allow Sunhawk.com to continue operations through at least January, 2001. We have no current arrangements with respect to, or potential sources of, additional financing. If we seek to raise additional capital, we cannot assure you that any future financing will be available to us if needed, on commercially reasonable terms, or at all. Any inability to obtain additional financing if needed may cause us to be unable to continue as a going concern and it would be necessary to consider other alternatives such as substantially curtailing our operations.

YEAR 2000 COMPLIANCE



     Although we have not experienced any Year 2000 problems, it is possible that Year 2000-related issues may cause problems or disruptions. While we believe that all of our systems are Year 2000 compliant, we cannot assure you that we will not discover a problem during 2000 that needs to be upgraded, modified or replaced. In addition, we depend on a number of third-party vendors to provide both information and non-information technology systems and services. While we believe that our material third-party systems and services are Year 2000 compliant, we cannot be sure that we will not experience any problems during 2000. We also cannot provide any assurance that governmental agencies, utility companies, Internet access companies and others outside of our control will not experience any future Year 2000 problems.



     We believe that the Year 2000 issue will not have a material adverse effect on our business, financial condition or operating results. However, despite all of our efforts to-date towards insuring Year 2000 compliance, latent issues may still surface in the future that require upgrades, modifications or replacement, all of which could be time-consuming and expensive. In addition, there can be no assurance that utility companies, Internet access companies and our third-party vendors will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure such as a prolonged Internet, telecommunications or electrical failure.

                                    BUSINESS

OVERVIEW


     We are an Internet based digital rights management and digital publishing company. We provide DRM technology, Proprietary Digital Products preparation and enhancement and a digital distribution infrastructure for the secure digital delivery of Proprietary Digital Products over the Internet. Our DRM technology enables us to securely distribute licensed copyright-protected digital content on behalf of our strategic partners and, ultimately, on behalf of any owner of such material. We prepare, enhance and distribute digital content through our website, www.sunhawk.com, and to customers who link to us from the websites of our strategic partners, Warner and EMIC. We pay a royalty on each sale of Proprietary Digital Product content that occurs on our website or through the websites of our strategic partners or affiliates.



     Our DRM technology, digital content preparation and enhancement and digital distribution infrastructure provide the foundation for our operations. This structure enables us to provide a full spectrum of value added services to copyright owners and other publishers of Proprietary Digital Products for sale over the Internet.



LIMITATIONS OF THE TRADITIONAL PHYSICAL METHOD OF SALE AND DISTRIBUTION OF PROPRIETARY DIGITAL PRODUCTS



     Proprietary Digital Products are characterized by two elements: copyrighted digital content and associated licensing or sale rights. Copyrighted products have traditionally been distributed through a physical distribution chain. The book text or sheet music is copied onto physical media, inserted into physical packaging and physically distributed through a multi-party distribution chain that eventually delivers the goods to a retail store or a corporate reseller where they are ultimately purchased by the customer.



     Each participant in the physical distribution of Proprietary Digital Products must manage independently the costs of manufacturing, warehousing and shipping physical inventory. In addition, the physical distribution process imposes significant time delays and geographic constraints on the delivery of products. These numerous and complex inter-relationships pose challenges to the timely and accurate sharing of information about customers, products, pricing, inventory and order status. Further, limitations on warehousing, transportation systems and retail shelf space restrict the number of products that publishers can make available to customers and discourage distributors from carrying low volume products.



INTERNET BACKGROUND



     The Internet has emerged not only as the fastest growing communications medium in history, but also as one of the most efficient distribution channels for commerce. According to International Data Corporation, total worldwide Internet commerce spending was $50.4 billion in 1998 and is estimated to grow to $1.3 trillion in 2003.



     While most Internet commerce to date has involved the delivery of physical goods like books and compact discs ordered online, the Internet is also becoming a leading distribution channel for Proprietary Digital Products. Today, most content is in, or can be put into, digital form. This content includes music, videos, games, books, software, publications, business information, and images. The Internet can be used to disseminate this digital information efficiently to broad audiences across geographic boundaries, and eliminates many of the traditional costs associated with manufacturing, packaging, and distribution. The growing number of households and businesses connected to the Internet, and the widespread use of electronic devices other than personal computers, such as set-top boxes, portable music players, mobile phones, and other hand-held devices, all of which are becoming connected to the Internet, make the Internet an ideal channel for the distribution of Proprietary Digital Products. In addition, downloading digital content is becoming significantly easier with the emergence and adoption of broadband technologies including digital subscriber lines and cable modems, and enhanced compression technologies including MP3 for music and MPEG-4 for video. The Internet also complements the existing channels for distributing Proprietary Digital Products on physical media like compact discs and DVDs.



SALE AND DISTRIBUTION OF PROPRIETARY DIGITAL PRODUCTS OVER THE INTERNET



     The Internet provides an efficient platform for the electronic distribution of Proprietary Digital Products. The electronic distribution of Proprietary Digital Products can:



     Reduce costs. Electronic distribution can reduce manufacturing, packaging, inventory and shipping costs associated with physical media alternatives. For sheet music and other Proprietary Digital Products distributed electronically, businesses can reduce costs incurred managing physical product and improve asset management through the electronic use reporting. Secure electronic management of distribution and analysis of compliance with licensing rights can also reduce illegal distribution and piracy.



     Increase selling opportunities. Because electronic inventory requires no physical shelf space, retailers, such as Sunhawk.com, can offer a virtually unlimited number of products. Publishers, authors, artists and other digital content owners can deliver new products and upgrades to retailers or customers worldwide immediately upon their release. Retailers and original equipment manufacturers can also expand distribution by providing customers with encrypted digital content stored on computer hard drives, DVDs or CDs and by allowing customers to complete the sales process through the subsequent purchase of the Proprietary Digital Product over the Internet.


     Facilitate real-time information exchange. Electronic distribution can provide publishers and retailers access to sales information on a real time basis.


SUNHAWK.COM'S SOLUTION FOR THE SECURE SALE AND DISTRIBUTION OF PROPRIETARY DIGITAL PRODUCTS OVER THE INTERNET.



     The characteristics that make the Internet ideal for distributing Proprietary Digital Products also make it susceptible to piracy and misuse. Digital content, if not properly protected and managed, can be easily copied without any degradation in quality, altered and defaced, and distributed with the touch of a button to a large number of recipients. As the number of users connected to the Internet and the amount of digital content transmitted over the Internet increases, these users and this information become more vulnerable to parties who wish to interfere with the integrity of digital information and digital transactions. As a result, owners of Proprietary Digital Products, including text, music and video publishers, are concerned about the ability to protect the digital distribution of their content.

     Recent events in the music industry provide the most visible example of an industry facing the problem of protecting and managing its rights related to digital information. MP3 technology (which compresses music with near-compact disc quality) has rapidly become recognized as a major threat to the music industry. With readily available MP3-enabled software, music can be copied from compact discs into computers, compressed to under 10% of its former size, redistributed, played, and even copied back onto a blank compact disc for private use or pirated resale. Songs in the MP3 format can be moved from personal computers to portable consumer devices and then played through headphones or stereo speakers. Every compact disc published and distributed is at risk of being copied. Already, many popular titles have been digitized in the MP3 format and widely distributed throughout the Internet. As a result, the Internet is the principal channel of direct MP3 distribution.


     Sunhawk.com's solution to the unauthorized sale and distribution of Proprietary Digital Products over the Internet.



     Our DRM distribution system uses encryption as the centerpiece for securely protecting, distributing and managing digital data sold over the Internet. Encryption is the process of changing data into a format that can be accessed only by the intended recipient. The following is a description of how our system, protected by a patent entitled "Encryption System with Transaction Coded Decryption Key," works:



     - A customer identifies himself/herself. In our system this is the registration of the Solero(R) Viewer whereby each download Solero(R) Viewer is assigned a unique identifier.



     - A customer downloads data. When a customer requests data for download, the data is uniquely encrypted for that customer's Solero(R) Viewer based on the customer's unique identifier.


     - A customer purchases data. When a customer purchases a license to use the data, we also distribute the unique digital "key" necessary to unlock the data.


     - The data remains encrypted. The distributed file remains encrypted at all times, and each time the digital content is used, it is decrypted "on-the-fly" using the key provided to that Solero(R) Viewer system.



     Since each digital file is uniquely encrypted and can only be decrypted by the specific Solero(R) Viewer which was used to purchase the digital content, unauthorized redistribution of the digital content is limited. Specifically, digital rights are protected and managed at numerous levels:


     - If a user passes a digital file to a friend, because the file remains encrypted at all times and can only be decrypted by the unique "key" provided upon purchase, the recipient cannot open the encrypted file and therefore it cannot be used.


     - If a user is able to identify the key and decrypt a file, and then attempts to pass the decrypted file along to a friend, the friend's Solero(R) Viewer will not read the decrypted file because only the original user's key enabled Solero(R) Viewer works with that particular decrypted file.

     - If a user illegally passes a decrypted file along with a purchased key to a friend the key identifies the user and can be used to track users who illegally provide files to other users.

     Our DRM distribution system includes a download-then-pay feature. The download-then-pay feature allows a customer to first download the file onto his PC and preview a portion of the product before paying for it. This feature minimizes online transaction failures, such as customer cancellations and download malfunctions. Upon receipt of the customer's credit card information, the digital content is "unlocked" with the digital key described above and the customer can then view, play and print the content.

     Our DRM distribution system provides a total solution to the concerns of publishers that their copyrighted content be protected when distributed over the Internet. Further, this distribution system and other proprietary technology provides publishers and content owners with a method for efficiently monitoring the distribution of content so that royalties due and owed to the publisher are paid in a timely manner.

STRATEGY


     Our business strategy is to use our patented and operational DRM distribution system to empower artists, authors, musicians, publishers and other owners of Proprietary Digital Products to sell their digital content on the Internet through us in a secure and efficient manner and to become a leading secure digital distribution solution provider. The key elements of our strategy are:


     Extend the application of our DRM distribution system -- We will target leading technology and device companies that can, on an OEM basis, incorporate our DRM technology in computers, consumer electronics and portable devices, including lap tops and music players, so that it is readily available for applications over the Internet. We are in the process of establishing strategic relationships with certain of these companies to achieve "Sunhawk Inside" status.


     Apply our DRM distribution system to other Proprietary Digital Products markets -- To date, we have focused predominantly on the sheet music market because we believe it is a finite, identifiable and manageable market for Proprietary Digital Products. As electronic distribution of other digital goods such as audio, video, books, music, and film images develops commercially, we may build our presence in these markets. We believe the security, distribution and piracy concerns of these markets are similar to those of the music industry, in general, and the sheet music industry, in particular, and we believe that our solution will allow us to address these needs successfully.



     Expand strategic partnerships -- We will expand our strategy of providing our DRM distribution system to artists, authors, musicians, publishers and owners of Proprietary Digital Products to enable them to achieve greater control over the distribution of their digital content and receive larger revenue streams from the sale of their content. We are targeting relationships that will establish our DRM distribution system initially in several specific markets, including sheet music, audio, video and book publishing. We intend to leverage our activities in the sheet music market to help encourage adoption and usage in other markets, including establishing relationships with one or more artists.


     Promote content preparation and enhancement services -- We have developed interactive, animated and content rich sheet music on behalf of our strategic partners Warner and EMIC. We intend to continue entering into direct relationships with premier and emerging publishers, artists, musicians and other owners of digital content and developing various features for this content that enhance both the content owner's presentation and the user's experience. In addition, we will encourage content providers to use our DRM distribution system for the secure delivery of their content.


     Provide electronic commerce services -- We enable our strategic partners to sell their Proprietary Digital Products on our website and refer customers and benefit from sales which originate from our strategic partners' websites. In either case, our DRM distribution system securely manages all aspects of every transaction.



     By providing a combination of DRM technology, digital content preparation and enhancement services and electronic commerce technology in multiple markets, we will be able to offer a wide variety of services and technology to strategic partners desiring to securely distribute Proprietary Digital Products over the Internet.


PRODUCTS AND SERVICES


     We have used sheet music as the initial product for the application of our DRM distribution system, preparation and enhancement services and e-commerce technology. In converting traditional printed sheet music into a digital encrypted format that can be delivered over the Internet through our DRM distribution system and then viewed, listened to, stored on and printed from a customer's computer, we have changed the manner in which sheet music is published, distributed and purchased. We are replacing traditional printed sheet music with a playable, interactive digital format containing security and educational features. Our products offer customers a highly efficient and more complete and enjoyable musical experience while providing music publishers with a means to limit the unauthorized redistribution of their digital sheet music and efficiently monitor the royalties due upon purchase.



     DRM DISTRIBUTION TECHNOLOGY. Our DRM distribution technology delivers digital sheet music and music in the MP3 format over the Internet to individuals and businesses in a manner that is user-friendly and protects the copyrighted content of composers, owners, authors and publishers. Utilizing our proprietary technology, we are able to convert scanned images of printed music into interactive digital music, which customers are then able to download, play and purchase. Through our DRM distribution technology, we are able to limit the unauthorized distribution by the end-user of the music files and efficiently track the royalty payments to be paid to the publisher and others. As a result, our offerings are attractive both to end-user consumers as well as to composers, authors, owners, publishers and other strategic partners.



     DIGITAL AND PRINTED SHEET MUSIC CATALOG. Our web site provides customers with easy access to our catalog of print and digital sheet music products. Our current customers include musicians, composers, educators, recreational musicians and other individuals interested in music. A customer can access our store front at www.sunhawk.com or through referrals from the Warner and EMIC web sites. Once a customer has entered our web site, he may search for a song by composer, artist, title or keyword. In addition, our titles are arranged by music type such as rock, classical, Christian and country, and a customer can browse these pages based on his own music preferences and interests. Our site also features "top ten" lists, new releases and editor's picks to further stimulate customer interest in our products.

     Our library of interactive digital sheet music in the Solero(R) format contains numerous song titles and represents many genres of classical and popular music. Customers may also purchase traditional printed sheet music on our web site by ordering the selected song titles online and having the sheet music delivered in print form by mail or courier service.



     PREPARATION AND ENHANCEMENT. Our preparation and enhancement services provide publishers and customers with a content rich digital product. We have the ability to digitize large amounts of content that, heretofore, has not been converted into a digital format and to add features to this content that create a unique and enhanced user experience. We are currently digitizing significant portions of Warner's and EMIC's sheet music catalogs and creating and selling an interactive sheet music product that provides the customer with a variety of features not otherwise available from the traditional paper product.



     Our Sunhawk software allows us to create a library of digital content. The Solero(R) software provides a digital format for the conversion, creation, completion, storage and distribution of digital sheet music as well as other digital content. This format can capture standard music notation, audio, lyrics, guitar tablature and chords, big note formats and other forms of digital content. The digital information is then stored in a sophisticated relational database, which allows for advanced searches and efficient distribution to end-users.



     The Solero(R) musical optical character recognition software performs "musical OCR" by converting scanned images of printed music into digital music. We have a proprietary technology for electronically storing the musical symbols contained in a musical score, such as note heads and stems, in a nonsequential format. This process, which is protected by a patent entitled "Method and Apparatus for Nonsequential Storage of and Access to Digital Musical Score and Performance Information," works as follows:



     - The digital music technology assigns a different table for each type of symbol, such as a table for stems.



     - Each table contains cross-references that enable the musical score to be quickly and accurately generated in visual or audio form.



     - The nonsequential format facilitates forward and backward compatibility of different versions of the format and produces files that are highly compressible.



     The Solero(R) Editor is used to complete the conversion to digital music initiated by the Solero(R) OCR software and is also used by composers to create and engrave, the process of typesetting music notation and original music. The Solero(R) Editor was specifically developed with the needs of music publishers in mind in order to encourage its adoption as a standard for music engraving. The Solero(R) Editor enables us to finalize and refine our digital sheet music.



     The Solero(R) Viewer is used to play and print the music and view the animation of the Solero(R) format files that have been created with the Solero(R) OCR software and the Solero(R) Editor, and to play the Sunhawk Audio files.



     SOLERO(R) VIEWER. We provide our Solero(R) Viewer free of charge on our web site. Simply by clicking the "download" button on the Sunhawk.com web site, customers can download our Solero(R) Viewer, thus gaining the ability to download and view our digital sheet music products. As of September 30, 1999, approximately 50,000 Solero(R) Viewers had been downloaded and registered.

     Once a customer has selected a title that is available in our Solero(R) format, he can download the digitized music file onto his PC and listen to a portion of the music before paying for the title, thus allowing him to preview various selections before electing to purchase. In addition, our Solero(R) Viewer allows the customer, upon purchase, to view and print the music, or, when listening to its audio playback, change its tempo, instruments or sing or play his own musical instrument along with it. A screen shot of our Solero(R) Viewer and its various features is set forth below:


                            [SOLERO VIEWER PICTURE]

1)  Open the music index
2)  Purchase music
3)  Print the score
4)  Move from page to page
5)  Select one or two page view
6)  Visit Sunhawk.com
 7)  Change the instruments
 8)  Adjust the tempo
 9)  Start, stop or pause playback
10)  Notes are highlighted on playback
11)  Optional player piano view
12)  View of the music index

     SUNHAWK AUDIO. Our e-commerce technology enables us to compress recorded music files utilizing MP3 technology, encrypt these files and deliver them to customers in our Sunhawk Audio format. These Sunhawk Audio files can be downloaded from our web site and stored on the customer's PC. When Sunhawk Audio files are delivered and downloaded, they can only be played using our Solero(R) Viewer and, by virtue of our encryption technology, can be accessed only by the purchasing customer. In addition, as with digital sheet music, our DRM distribution system facilitates the purchase of the music, limits any unauthorized redistribution of this digital music and tracks royalty payments owed to publishers and others.



     ENHANCED CDS. We also enhance traditional audio CDs by including our Solero(R) Viewer on these CDs. By including our Solero(R) Viewer on the CD, a record company can include digital liner notes, graphics, text or any other information on the enhanced CD. At the same time, the record company can include on the CD a digital sheet music version of one of the songs featured on the CD as well as links to our web site where the customer can download other digital sheet music versions of the songs included on the audio CD. To date, EMIC has distributed approximately 85,000 enhanced CDs containing our Solero(R) Viewer.


     DIGITAL BOOKS. We are in discussions with publishers and other owners of books to acquire the rights to digitize and distribute this content as Proprietary Digital Products through our DRM system.

THE SUNHAWK.COM WEBSITE

     Our website offers a variety of benefits to publishers, customers, artists, musicians and other owners of digital content. We update our website frequently to address expressed needs of our strategic partner publishers, customers, musicians and artists and continue to seek to improve the user experience. The following table describes some of the features of our current website:

                             FEATURES FOR CUSTOMERS


      NAME OF FEATURE                           DESCRIPTION
      ---------------                           -----------
- Search...................  Quick search by artist/composer, title, keyword;
                             advanced search by product type.
- Browse...................  Browse catalog by genre, artist, title, publisher.
- Free Software............  Free Solero(R) Viewer, regular free songs.
- New Releases.............  Master list for current month and preceding month; featured list.
- Special Selections.......  Cover art and description on home page and 8 genre pages, 10 selections on each page, updated
                             regularly.
- Special Offers...........  Regular and seasonal special offers for both
                             Solero(R) and print products.
- Collections..............  Solero(R) and print collections with significant savings over individual titles.
- Help.....................  Instructions on how to shop.

      NAME OF FEATURE                           DESCRIPTION
      ---------------                           -----------
- Music Lovers Club........  Discount incentive plan and other benefits of membership.
- Sponsored Links..........  Links to our strategic partners and special interest music pages.

                            FEATURES FOR PUBLISHERS

      NAME OF FEATURE                           DESCRIPTION
      ---------------                           -----------
- Tracking.................  Publishers can track downloads and sales on secure publisher-specific pages.
- Cross-Links..............  Links to publisher sites.
- Catalog..................  Separate listings and search by publisher catalog.
- Associates Program.......  Publisher revenue opportunities by referring customers from publisher website.
- Cross-Promotions.........  Opportunities for publishers to feature new music and special promotions on the Sunhawk.com
                             website.

SALES AND MARKETING


     We employ several concurrent Internet and traditional marketing strategies in an effort to drive traffic to our web site, increase customer interest in our products and generate sales. As part of this multi-prong marketing approach, we are expanding our program of establishing inbound links to our web site from other third-party sites, such as portals, search engines, musical instrument sites and related web sites. In addition, we have launched a related associates program in which web site owners receive sales-based referral fees when they link customers to us from their web sites. We also intend to augment our online advertising efforts on industry-specific sites, such as music e-commerce, publisher, artist and special interest music sites. Finally, we intend to increase our use of one-to-one customer relationship marketing by continuing our efforts of sending periodic informational and promotional emails to our current Solero(R) registrants and expanding the number of individuals in our target market who receive such online materials.



     In addition to driving traffic to our web site through the use of Internet advertising, we intend to strengthen our brand name and increase customer appeal through the use of traditional marketing methods. Moreover, we intend to utilize numerous forms of advertising to promote the Sunhawk and Solero(R) names and products, including advertising in industry-specific publications, direct mailing efforts to our target market, distributing CD-ROMs and enhanced audio CDs containing our Solero(R) Viewer, and participation in trade show events. These techniques will enable us to target existing and prospective customers in a cost-efficient manner.


     We believe that many traditional retail music stores prefer to carry very little sheet music in order to avoid the expense of maintaining inventory. We intend to structure alliances with retail music stores that will allow the music store to access our web site directly at the store location. We believe this on-site capability will both generate sales and increase our exposure to our target market. In addition, we see an opportunity for reciprocal advertising efforts between our web site and traditional retailers whereby these retailers agree to promote our web site to their customers in exchange for free or low-cost advertising of their stores on our web site. We also intend to penetrate the music education market by establishing relationships with private and public schools and music institutions, thereby increasing our target customer base and expanding our distribution channels.

INTELLECTUAL PROPERTY

     Our success will depend in large part on our ability to protect our proprietary software and other intellectual property. To protect our proprietary rights, we rely generally on patent, copyright, trademark and trade secret laws and generally require our employees, consultants, vendors and corporate business partners to execute confidentiality agreements. Despite these protections, a third party could, without authorization, copy or otherwise obtain and use our products or technology to develop similar technology. Moreover, our agreements with employees, consultants and others who participate in product and service development activities may be breached, we may not have adequate remedies for any breach, and our trade secrets may become known or independently developed by competitors.


     Patents. We have been issued two patents and have two patent applications and one continuation application pending in the United States relating to our product architecture and technology. Specifically, we have been issued a patent relating to our e-commerce technology, "Encryption System with Transaction Coded Decryption Key," Patent Number 5,889,860, for which a continuation has been filed to pursue the broader applications of this invention, as well as a patent relating to our relational database storage of music information, "Method and Apparatus for Nonsequential Storage of and Access to Digital Musical Score and Performance Information," Patent Number 5,773,741. Two other patents relating to music notation and music notation input, respectively, are pending.


     Despite these efforts, our pending or future patent applications may not be granted and our existing or future patents may be challenged, invalidated or circumvented. Many of our current and potential competitors dedicate substantially greater resources to protection and enforcement of intellectual property rights, especially patents. If a blocking patent has been issued or is issued in the future, we would need either to obtain a license or to design around the patent. We may not be able to obtain a required license on acceptable terms, if at all, or to design around the patent.

     We attempt to avoid infringing known proprietary rights of third parties in our product and service development efforts. We have not, however, conducted and do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If we were to discover that our products violate third-party proprietary rights, we may not be able to obtain licenses on commercially reasonable terms to continue offering these products, and efforts to re-engineer these products may not be successful. Any subsequent litigation could involve substantial expense and possible damages awards.


     Trademarks. Sunhawk(R), Sunhawk.com, the Sunhawk.com logo and Solero(R) are our trademarks and registered trademarks. We intend to continue to pursue the registration of our other trademarks in the United States and in other countries. However, we cannot assure you that we can prevent all third-party use of our trademarks or that our trademarks will be available for use in association with other Proprietary Digital Products.

All other trademarks and trade names appearing in this prospectus are the property of their respective holders.


     Copyrights and other proprietary rights. The underlying music we distribute in digital and print form is protected by copyright law, unless the music has become part of the public domain. Even if the underlying music has become part of the public domain, we take steps to add copyrightable and other proprietary elements in creating our Solero(R) editions. There is no assurance that the steps we take will be adequate to protect these rights or that we will be successful in preventing the illegal duplication, distribution or other use of our products. Our failure to adequately limit the unauthorized redistribution of our music products could result in litigation or liability, which could harm our business.


     We generally procure licenses for the music distributed in digital and print form from third-party licensors, including music publishers and composers, on a non-exclusive basis. Some of our competitors offer, or could offer, the same sheet music song titles that we have licensed from these music publishers. In some cases we own the copyrights in the underlying music. The underlying music may be owned by a single copyright owner or have multiple copyright owners. We have different licensing arrangements with these parties depending on what rights we acquire. These arrangements range from formal contracts to informal agreements based on the nature of the subject matter. We often rely on our positive working relationships with copyright owners to obtain licenses on favorable terms. Any changes in the nature or terms of these arrangements, including any requirement that we pay significant fees for the use of the content, or if such arrangements are found to be unenforceable, could have a negative impact on the availability of content and could harm our business.

     We currently hold various Internet domain names relating to our brands, including the "Sunhawk.com" domain name. Domain names generally are regulated by Internet regulatory bodies. The manner in which domain names are regulated in the United States and in foreign countries is subject to change, and any adverse change in these regulations could harm our business.

     The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective patent, copyright, trademark and trade secret protection may not be available in these jurisdictions.

     We rely on technology that we license from third parties, including software that is integrated with internally developed software and used in our products and services, to perform key functions. Third-party technology licenses may not continue to be available to us on commercially reasonable terms. The loss of any of these technologies could harm our business. Moreover, although we are generally indemnified against claims that our third-party technology infringes the proprietary rights of others, this indemnification may be unavailable or inadequate for all types of intellectual property rights. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product service redevelopment costs and delays, all of which could harm our business.

COMPETITION

     As an operator of a DRM distribution system for digital publishing and, in particular, the distribution of digital sheet music over the Internet, we currently or potentially compete with a variety of companies. With respect to the market for DRM solutions, we believe competition is intense and rapidly evolving. We expect competition to continue to increase both from existing competitors and new market entrants. The DRM market is new and we are not aware of any one competitor that has established a dominant position in the market. However, it is possible that one or more companies could become a dominant, competitive force in the future. Our primary competition currently comes from or is anticipated to come from:

     - companies offering secure digital distribution systems, including AT&T, IBM, Liquid Audio, Microsoft, Preview Systems, Xerox and Intertrust Technologies; and

     - companies offering hardware-based content metering and copy protection systems, including Sony, Wave Systems, and the 4C Entity, comprised of IBM, Intel, Matsushita, and Toshiba.


     - companies representing combined Internet distribution and Proprietary Digital Products ownership such as AOL -- Time Warner -- EMI.


     In addition to these two categories, in the future, operating system manufacturers are likely to attempt to develop or license digital rights management solutions for inclusion in their operating systems.

     Some of our competitors have longer operating histories and significantly greater financial, technical, marketing, and other resources than we do. Many of these companies have broader customer relationships that could be leveraged, including relationships with many of our customers. These companies also have more established customer support and professional services organizations than we do. Nonetheless, we believe our DRM distribution system has operated in a reliable and commercial manner over an extended period of time for Warner and EMIC.


     With respect to the market for the preparation, enhancement and secure distribution of digital sheet music, we do not believe any of our competitors, other than Musicnotes, have converted substantial portions of sheet music into an interactive digital format that can be stored, encrypted, previewed, played and printed on a PC. Companies that are currently in similar or potentially competing businesses include:


     - Sheet Music Direct. SMD has developed an Internet-based, purchase-on-demand delivery system for digital sheet music, but their music is non-interactive and does not allow the user to play the music, choose instruments or select tempo. The web site is affiliated with sheet music distributors Hal Leonard Corporation and Music Sales Corporation.

     - Infomusique S.A. Infomusique operates a web site that permits online printing of non-interactive sheet music purchased from the web site as well as the purchase of pre-printed sheet music by mail order.

     - Net4Music. Net4Music has developed an Internet-based system that enables publishers to digitize their sheet music from multiple sources into Adobe's PDF format, and then distribute these scores through customized orders.

     - Coda Music Technology. Coda has announced that it has developed an alpha version of a product that would allow online transmission and viewing of musical scores.

     - Musicnotes. Musicnotes has developed an Internet-based, purchase-on-demand delivery system for digital sheet music. The music is interactive with notes that light up on playback. The user also has the ability to change tempo and select instruments. In the current version, files must be purchased before download, and the program indicates that printing of the files must be done at the time of download.

     As we expand the Sunhawk Audio portion of our business as well as apply our DRM distribution system and digital content preparation and enhancement services to other digital content, we will face significantly increased competition and different competitive challenges from other DRM and Internet content providers than we currently experience.

     We believe that we have established a variety of barriers to entry to discourage others from entering into the business of online sale and distribution of digital music over the Internet, including the following:

     - We have developed proven technologies for encrypting and managing the rights to digital content.

     - This technology enables us to provide publishers with the comfort and security that the digital music files will be used as authorized and that they will receive the royalties for the purchase of the copyrighted material.

     - We have built a digital production process designed to create what we believe is one of the largest interactive digital sheet music catalogs available.

     - We have developed and deployed a proven method of digital distribution which has been adopted by Warner and EMIC, two important music publishers.

     - We have developed a process for creating additional features for, and enhancing the customer's experience with a traditional media form (i.e. sheet music) and believe we can extend this process into other digital content.

     - We have secured two patents to a portion of our technology and have developed significant other proprietary software for the conversion and distribution of digital content.

     Despite these potential barriers to entry, many of our current and potential competitors are well-established companies that have greater financial, marketing, distribution, brand recognition and other resources than we have, and there can be no assurance that we will be able to compete effectively against these companies.

RESEARCH AND DEVELOPMENT

     Since our inception, all of the time and financial resources dedicated to research and development activities to develop our technology and digital sheet music catalog have been expensed. Accordingly, we have not capitalized any research and development expenditures. However, we estimate that we spent approximately $220,000 in research and development activities during the last three fiscal years. We cannot assure you that we will successfully develop new technology or that competitors will not develop products, services or other technology that are superior to ours.

GOVERNMENT REGULATION

     As commerce on the Internet continues to evolve, federal, state, local or foreign agencies may adopt laws and regulations that may impact our business, including legislation and regulations relating to the distribution of music and other content over the Internet and privacy and encryption issues. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. Further, the growing use of the Internet has burdened the existing telecommunications infrastructure and has caused interruptions in telephone service. Telephone carriers have petitioned the government to regulate the Internet and impose usage fees on Internet service providers. The imposition of such laws and regulations could expose us to significant liability. In addition, any such new legislation or regulation or government enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure, any of which could harm our business.

FACILITIES

     We lease approximately 20,000 square feet of office space in Seattle, Washington at an annual rent of approximately $327,000. The remaining lease term expires on September 1, 2001. These facilities currently house our employees, and we conduct general corporate and administrative matters, software development, cataloging, scanning, quality control, music editing, web site development, server operations and data warehousing from this location. We believe that our current leasehold facilities are adequate for our intended use for the foreseeable future.

EMPLOYEES


     As of January 26, 2000, we had approximately 47 full-time and 3 part-time employees. None of our employees is represented by a labor union, and we believe that our employee relations are good.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth information about our directors, executive officers and certain key employees.


          NAME              AGE                      POSITION
          ----              ---                      --------
Marlin Eller                46     Chairman of the board, chief executive
                                   officer and president
Tricia Parks-Holbrook       44     Chief financial officer
Jill Ohara                  43     Vice president of operations
Gary Martin                 46     Vice president of publishing
Mary E. McConney, Ph.D      45     Treasurer
Fred Anton                  52     Director
Luis F. Talavera            34     Director
Patricia Tangora            45     Director


     Marlin Eller is a co-founder of Sunhawk.com and is currently our chairman of the board, chief executive officer and president, positions he has held from time to time since our inception in 1992. From 1982 to 1995, Mr. Eller held the position of manager, software development, at Microsoft Corporation. At Microsoft, Mr. Eller was the development lead for GDI, the graphics subsystem of Windows 1.0; development lead for Pen Windows; and the designer of handwriting recognition software. While at Microsoft, he was named as the inventor on six patents. He also led groups involved in video and data compression and encryption and started the Microsoft online services. He received his bachelor of arts, phi beta kappa and magna cum laude, in mathematics/physics from Whitman College in 1974 and his master of science in mathematics from the University of Washington in 1979. Mr. Eller also co-authored the book, Barbarians Led by Bill Gates, published by Henry Holt, Inc. in 1998, and co-authored the article, Multiple-Scattering Calculations of X-Ray Absorption Spectra, published by The American Physical Society in 1995. He was a visiting instructor in computer sciences at Williams College for two years prior to joining Microsoft. Mr. Eller is married to Ms. McConney, our treasurer.


     Tricia Parks-Holbrook joined Sunhawk.com in June 1999 as our chief financial officer. From 1989 to 1998, Ms. Parks-Holbrook was with KPMG Peat Marwick, LLP as senior manager and was responsible for supervising the planning and performance of assurance engagements with clients in a variety of industries. From 1988 to 1989, she was with CP National Corporation in their external reporting department. From 1979 to 1988, Ms. Parks-Holbrook worked with PGL Corporation, a subsidiary of F.H. Tompkins, PLC, a public company in the United Kingdom, serving the last three years in the capacity of controller. Ms. Parks-Holbrook received her bachelor of science, cum laude, in business administration with an accounting option from California State University at Hayward, California in 1988. While there she received the San Francisco Financial Executive Institutes Medallion Award. She is licensed and certified as a public accountant in California (1991) and Washington (1998), and is a member of the American Institute of Certified Public Accountants and the Washington Society of Certified Public Accountants.


     Jill Ohara joined Sunhawk.com in February 1998 as music production manager, was promoted to vice president of production in April 1998 and has served as vice president of operations since June 1999. From 1981 to 1997, Ms. Ohara served with the U.S. National Academy of Sciences and was assigned to the Radiation Effects Research Foundation, a multicultural research foundation in Japan, where she served as chief of the information technology department. Ms. Ohara received outstanding service awards from NAS in 1995 and 1996. In other management and research roles at RERF, she engaged in hardware/ software support, statistical programming, data analysis and support of a dosimetry system used in the setting of worldwide radiation protection standards. From 1979 to 1981, she served as statistician in the Jonsson Comprehensive Cancer Center at the University of California at Los Angeles, performing extensive programming for database management and statistical analysis. Ms. Ohara received her bachelor of arts, magna cum laude, in mathematics from UCLA in 1977 and her master of science in biostatistics from UCLA in 1979. She has published articles in Biometrics, Radiation Research and the American Journal of Roentgenology.


     Gary Martin joined Sunhawk.com in January 1995 as our program manager and has served as our vice president of publishing since June 1999. Mr. Martin developed our digital music production operations and set up the initial Russia music production facility. He also created the engraving specifications for our Solero(R) Editor and the proprietary graphical font used in our Solero(R) music scores. Mr. Martin currently oversees the quality of music production, promotes and maintains new contracts with music publishers and coordinates the development of our marketing team. From 1993 to 1994, while serving as vice president of MacArthur Publishers, Inc., a desktop publishing company, Mr. Martin worked with the Ancient Biblical Manuscript Center in California and typeset The Dead Sea Scrolls Catalog (Scholars Press, 1994), one of the most comprehensive database compilations on this topic to date. Mr. Martin earned a bachelor of arts, cum laude, in physics-astronomy from Whitman College in 1975.


     Mary E. McConney, Ph.D is a co-founder of Sunhawk.com and is currently our treasurer. From 1992 until June 1999, Ms. McConney served as our chief financial officer, secretary and treasurer and as a director. In addition, from 1988 to the present, Ms. McConney has served as the president of HiroSoft International Corporation, a corporation she founded that writes statistical programs for modeling different kinds of risk functions. From 1985 to 1988, Ms. McConney was employed in the fields of applied statistics and database design and implementation by NAS. From 1977 to 1985, she was employed in the fields of applied statistics, database design and policy analysis by the University of Washington and the University of Pennsylvania. Ms. McConney received her bachelor of arts in physics and environmental studies from Whitman College in 1976. While at the University of Pennsylvania, she received two master degrees, one in economics in 1979 and one in urban planning in 1980, and a Ph.D in spatial economics in 1983. Ms. McConney's duties at HiroSoft do not interfere with her duties at Sunhawk.com since she devotes substantially all of her time to her duties at Sunhawk.com. She has published articles in the Annals of the New York Academy of Sciences, Urban Studies, Circulation and the Journal of the American College of Cardiology.

     Fred Anton has been a director of Sunhawk.com since July 1998. Since March 1998, Mr. Anton has served as the president/chief operating officer of Warner Bros. Publications, where he also served as the chief financial officer/chief operating officer from September 1996 to March 1998. From 1994 to September 1996, Mr. Anton served as vice president of finance for the Warner Music Group and subsequently was made executive vice president/chief operating officer for Warner Vision Entertainment. From July 1990 to 1994, he served as the vice president international finance and administration at Time Warner, Inc. Mr. Anton has a bachelor of arts degree in economics from Clark University in Worcester, Massachusetts and a master of business administration degree from Washington University in St. Louis, Missouri. He is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. He is also on the board of directors of the Music Publisher's Association.

     Luis F. Talavera has been a director of Sunhawk.com since June 1999. Since 1998, Mr. Talavera has overseen seed-capital funding by N.S.L., an international venture capital fund specializing in computer and communications ventures. Mr. Talavera also currently serves as a board member for various technology companies, including Global Product Channel, a Norwegian e-commerce solutions company, and Poseidon, a French developer of swimming pool safety technology. From 1988 to 1997, Mr. Talavera was employed by Microsoft Corporation, most recently as a director of research and development. At Microsoft, Mr. Talavera was one of the first members of the Pen Windows computing team and the co-author of Microsoft's first handwriting recognition software. As a director of research and development for Softimage, a subsidiary of Microsoft, from 1995 to 1997, Mr. Talavera was responsible for the development and launch of Softimage IDS, the first non-linear professional post-production system. Mr. Talavera received a bachelor of science degree in computer engineering from the University of California at San Diego in 1987. He also holds two patents that have been issued and three patents that are pending.

     Patricia Tangora has been a director of Sunhawk.com since June 1999. Ms. Tangora is currently a member of Dethman & Tangora, LLC, an environmental consulting firm. From 1989 to 1998, Ms. Tangora was a senior project manager at R.W. Beck, Inc., a national consulting and engineering firm. She was made an owner in that firm in 1997. At R.W. Beck, her work included conducting due diligence reviews for project financing, negotiating long-term, multi-million dollar service contracts and advising clients on development and environmental compliance strategies for major projects. She was also responsible for approximately $1 million in annual sales and participated in strategic planning and marketing efforts within her area of practice. Ms. Tangora received her bachelor of arts degree in english from Whitman College in 1976 and a bachelor of science degree in civil/environmental engineering from the University of Washington in 1979.

     We currently have authorized five directors; however, one board seat currently remains vacant. We are in the process of identifying a fifth director. Both Ms. Tangora and Mr. Talavera are independent directors. We intend to maintain at least two independent directors in the future. Directors are elected by the shareholders at each annual meeting of shareholders to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.

AUDIT COMMITTEE AND COMPENSATION COMMITTEE

     Our board of directors has established an audit committee and a compensation committee. The audit committee, which currently consists of Patricia Tangora and Luis Talavera, is responsible for reviewing our internal accounting procedures and consulting with and reviewing the services provided by our independent auditors. The compensation committee, which currently consists of Fred Anton and Patricia Tangora, is responsible for reviewing and recommending to our board of directors the compensation and benefits of all officers of Sunhawk.com and establishing and reviewing general policies relating to the compensation and benefits of our employees.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     Directors' compensation. Effective as of the date of the completion of this offering, as an inducement to joining our board of directors, each of our non-employee directors has been granted, at the initial public offering price, an immediately exercisable option under our 1996 Stock Option Plan to purchase 2,500 shares of common stock. In addition, we pay each non-employee director $2,500 per board meeting attended. All directors are entitled to reimbursement for expenses incurred in traveling to and from meetings of our board of directors.

     Executive officers' compensation. During the fiscal year ended September 30, 1999, and prior to the closing this offering, Mr. Eller was not paid a salary. Brent Mills, our former chief executive officer, received a salary of $55,000 during the fiscal year ended September 30, 1998, and a salary of $23,163 during the fiscal year ended September 30, 1999 prior to the termination of his employment with us in March 1999. None of our other executive officers received total annual salary and bonus during the fiscal year ended September 30, 1999 in excess of $100,000. To date, we have not granted Mr. Eller any stock options or other equity-based compensation. Effective October 1, 1999, Mr. Eller entered into an employment agreement with us with an initial three-year term. This employment agreement entitles Mr. Eller to an annual salary of $95,000 for the first year, which will be increased by 10% during each of the two subsequent years. Mr. Eller is also entitled to receive options under our 1996 Stock Option Plan to purchase 30,000 shares of our common stock vesting over five years at an exercise price equal to the initial public offering price and an annual bonus to be determined by our compensation committee on an annual basis.

KEY MAN INSURANCE

     We have obtained a $1,000,000 key man life insurance policy on the life of Mr. Eller.

STOCK OPTION PLAN

     Our board of directors adopted our 1996 Stock Option Plan in June 1996, and our shareholders approved it in June 1996. There are currently 17,932 options to purchase common stock outstanding as of September 30, 1999. We have reserved a total of 303,526 shares of common stock for issuance under the plan, of which 266,210 shares were available for issuance as of September 30, 1999. The plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and for the granting to employees, consultants and nonemployee directors of nonstatutory stock options. Unless terminated earlier, the plan will terminate in June 2006. Generally, options granted under the plan vest over five years and have a term of ten years and are nontransferable.

     After this offering, the plan will be administered by our compensation committee, known as the "administrator." The administrator determines the terms of options granted under the plan, including the number of shares subject to an option, the vesting terms, the exercise price, and the term and exercisability of options. The exercise price of all incentive stock options granted under the plan generally must be at least equal to the fair market value of our common stock on the date of grant, and the exercise price of non-statutory options granted under the plan must be at least equal to 85% of the fair market value of our common stock on the date of grant. Payment of the purchase price of options may be made in cash or other consideration as determined by the administrator. If an optionee would have the right in any calendar year to exercise for the first time incentive stock options for shares having an aggregate fair market value in excess of $100,000, determined for each share as of the date the option to purchase the shares was granted, any such excess options shall be treated as nonstatutory stock options.

     In the event that we are acquired by another company, we expect that awards outstanding under the plan will be assumed or equivalent awards substituted by our acquiror. If an acquiror did not agree to assume or substitute awards, the vesting of outstanding options will accelerate prior to consummation of the transaction.

     The board of directors has the authority to amend or terminate the plan as long as such action does not materially and adversely affect any outstanding options and provided that shareholder approval for any amendments to the plan shall be obtained to the extent required by applicable law.

                           RELATED-PARTY TRANSACTIONS

     On March 31, 1999, the Eller and McConney 1995 Family Living Trust converted $3,568,406 of debt owed to it by Sunhawk.com into 267,968 shares of our common stock at a price per share of $13.31. On this same date, the Eller and McConney 1995 Family Living Trust forgave $1,000,000 of long-term debt owed to it by Sunhawk.com and purchased an additional 112,659 shares of our common stock for $1,500,000, at a price per share of $13.31.


     We currently receive for review approximately 4,100 pages of digital sheet music per month from Avtograf, a Russian joint stock company in which Eller McConney LLC holds a 94% ownership interest, under a five-year agreement, and accrue and expect to pay to Eller McConney LLC $7.00 per page upon acceptance. Mr. Eller and Ms. McConney are the sole members of Eller McConney LLC. This sheet music is sold to us under an agreement between us and Eller McConney LLC, which has an agreement with Avtograf to receive production services for digital sheet music. Upon the closing of this offering, we will enter into an assignment and assumption agreement with Avtograf, Eller McConney LLC and an independent Russian production company, Music Production International, which will require that Eller McConney LLC assign to us all of its rights to receive from Avtograf its services for the production of digital sheet music in exchange for a letter agreement between Sunhawk.com and Eller McConney LLC whereby Sunhawk.com will agree to pay Eller McConney LLC $1,000,000 subject to the receipt and acceptance of a sufficient number of pages of sheet music. Payment of the principal and interest is based on the number of pages received and accepted from Music Production International over a period of five years and is to be paid quarterly in arrears with a maximum principal payment of $200,000 per annum. In connection with this agreement, Avtograf will transfer to Music Production International its obligation to provide production services for digital sheet music. Thereafter, Music Production International will be obligated to provide production services for digital sheet music to us at a rate of a minimum of 4,500 pages per month totaling 270,000 pages over a period of five years, for a cost of $3.70 per page, at no additional cost to us. The letter agreement reflecting the payment of $1,000,000 to Eller McConney LLC is expected to be accounted for as a prepayment for digital sheet music production services from Music Production International over a period of five years, with recourse to Eller McConney LLC in the event of non-performance. Neither Eller McConney LLC, Mr. Eller, Ms. McConney nor Sunhawk.com will have an interest in the new Russian production company.


     On May 18, 1998, we entered into a distribution agreement with Warner. As part of the consideration paid by us for the rights granted to us under the distribution agreement, we agreed to issue 99,073 shares of our common stock to Warner, contingent upon the occurrence of an initial public offering or the sale of a specified percentage of our common stock. Consequently, on March 31, 1999, as a result of the sale of shares of our common stock to the Eller McConney 1995 Family Living Trust, we issued Warner 99,073 shares of our common stock. Further, under the terms of the Warner distribution agreement, Mr. Eller and Brent Mills, one of our former directors, officers and employees, agreed to vote any shares of our common stock held or controlled by them for the election of an individual to be designated by Warner to our board of directors. This right will continue for so long as Warner owns shares representing at least 2% of our outstanding common stock. Warner has currently designated Fred Anton to serve as its underwriter on our board of directors. A breach by either party may be cured within thirty days, or ten days if the breach relates to the payment of money or the rendition of accounting, of notice from the other party.


     Each of the above transactions was entered into on terms that were as favorable to us and our affiliates as those that were generally available from unaffiliated parties. At the time these transactions were entered into, our board lacked sufficient independent directors to ratify them. We currently have two independent directors. There are no affiliated transactions presently planned or contemplated. Should there be any future material affiliated transactions or loans, these transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. In addition, all affiliated transactions and any forgiveness of loans must be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our independent legal counsel.


On December 23, 1999, Sunhawk.com's Board of Directors approved a transaction to give 0.716 shares for every 1 share of common stock, thereby giving effect to a
1.397 to 1 reverse stock split effective December 23, 1999. All outstanding common and common equivalent shares and per-share amounts in the accompanying financial statements and related notes to the financial statements have been retroactively adjusted to give effect to the reverse stock split.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus, including options that are immediately exercisable or exercisable within 60 days of the date of this prospectus under our stock option plan, and as adjusted to reflect this offering, by:

     - each person or group that we know owns 5% or more of our common stock;

     - each of the named executive officers and each of our directors; and

     - our executive officers and directors as a group.

     Unless otherwise noted, we believe that each of the shareholders has sole investment and voting power with respect to the common stock indicated, except to the extent shared by spouses under applicable law. Mr. Eller, our chairman of the board, chief executive officer and president, and Ms. McConney, our treasurer, are the trustees of the Eller and McConney Family 1995 Living Trust and, as such, retain voting and investment power with respect to these shares.


                                                           BENEFICIALLY OWNED SHARES
                                                     -------------------------------------
                                                      PRIOR TO OFFERING     AFTER OFFERING
                                                     -------------------    --------------
       NAME AND ADDRESS OF BENEFICIAL OWNER           NUMBER     PERCENT       PERCENT
       ------------------------------------          ---------   -------    --------------
Eller and McConney 1995 Family Living Trust........  1,024,284    73.2%          36.6%
c/o Sunhawk.com Corporation
  223 Taylor Avenue North, Suite 200
  Seattle, Washington 98109
Marlin Eller.......................................  1,024,284    73.2%          36.6%
Mary E. McConney, Ph.D.............................  1,024,284    73.2%          36.6%
Brent R. Mills(1)..................................    266,658    19.1%           9.5%
  7720 39th Avenue N.E.
  Seattle, Washington 98105
Judy E. McOstrich(2)...............................    266,658    19.1%           9.5%
  7720 39th Avenue N.E.
  Seattle, Washington 98105
Warner Bros. Publications U.S., Inc. ..............     99,073     7.1%           3.5%
  15800 N.W. 48th Avenue
  P.O. Box 4340
  Miami, Florida 33014
Fred Anton(3)......................................     99,073     7.1%           3.5%
Gary Martin(4).....................................      2,384       *            *
Patricia Tangora...................................         --      --           --
Luis F. Talavera...................................         --      --           --
Jill Ohara.........................................         --      --           --
All directors and executive officers as a group (7
  persons).........................................  1,125,741    80.3%          40.2%


-------------------------
 *  Less than 1%

(1) Includes 36,780 shares of common stock held by Mr. Mills' spouse, Judy E. McOstrich.

(2) Includes 229,878 shares of common stock held by Ms. McOstrich's spouse, Brent R. Mills.

(3) Includes 99,073 shares of our common stock owned by Warner, of which Mr. Anton is president and chief operating officer. Mr. Anton disclaims beneficial ownership of these shares.

(4) Represents options to purchase shares of common stock issued under our stock option plan that are immediately exercisable.

LOCK-UP AGREEMENT


     Under the underwriting agreement between us and the underwriter of this offering, shareholders who hold shares of our common stock issued prior to the date of the closing or have been granted options to purchase shares of our common stock prior to such date will not be able to, directly or indirectly, offer, sell, announce an intention to sell, contract to sell, pledge, hypothecate, grant any option to purchase or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 24 months following the closing of this offering without the prior written consent of the underwriter.

                           DESCRIPTION OF SECURITIES

     The following summary description of our capital stock is not intended to be complete and is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation and our amended and restated bylaws, copies of each of which are filed as exhibits to the registration statement of which this prospectus forms a part.

     On March 30, 1999 our board of directors approved a transaction to issue one share for every 6.007 shares of our common stock then outstanding, giving effect to a 1-for-6.007 reverse stock split effective March 31, 1999.


     On December 23, 1999, Sunhawk.com's board of directors approved a transaction to give 0.716 shares for every 1 share of common stock thereby giving effect to a 1.397 to 1 reverse stock split effective December 23, 1999. All outstanding common and common equivalent shares and per-share amount in the accompanying financial statements and related notes to the financial statement have been retroactively adjusted to give effect to the reverse stock split.


GENERAL

     Immediately prior to the date of this prospectus, we had authorized capital stock consisting of 10,000,000 shares of common stock, no par value, of which 1,399,380 shares were issued and outstanding. Immediately prior to the date of this prospectus, there were six holders of record of our common stock.

     We have reserved 303,526 shares of common stock for issuance under our 1996 Stock Option Plan, of which 266,210 shares were available for issuance as of September 30, 1999.

COMMON STOCK

     Holders of outstanding shares of our common stock are entitled to one vote per share on all matters submitted to a vote of our shareholders. Except as may be required by applicable law, holders of outstanding shares of our common stock vote together as a single class. Holders of a majority of the outstanding shares of our common stock constitute a quorum at any meeting of our shareholders, and the vote by the holders of a majority of our common stock is required to effect specific fundamental corporate changes, including liquidation, merger or sale of substantially all of our assets.

     Holders of our common stock are entitled to receive dividends if and when declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of our common stock have no preemptive rights or other rights to subscribe for unissued or treasury shares or securities convertible into or exercisable or exchangeable for shares of our common stock. The outstanding shares of common stock are, and the shares of common stock being offered in this prospectus when issued will be, duly authorized and validly issued and, upon payment of the purchase price, fully paid and nonassessable.

SELLING SHAREHOLDERS' WARRANTS


     In January, we issued warrants to persons who have provided bridge financing loans of $1,000,000 to us. The warrants, which are exercisable upon the closing of this offering, entitle the holders to purchase an aggregate of 41,680 shares of common stock at an exercise price equal to the initial public offering price per share for five years. The shares underlying the warrants are being registered in this offering and may not be resold prior to six months after the close of this offering.

REGISTRATION RIGHTS

     Under the terms of our distribution agreement with Warner, Warner is entitled to have its shares registered by us under the Securities Act. Specifically, following the expiration of the "lock-up" period to be agreed to by existing shareholders, Warner may request that we register all or a part of its shares. Warner may make this request no more than twice. Under the terms of Warner's agreement, we will bear all registration expenses other than underwriting discounts and commissions in connection with any such registration.

ANTI-TAKEOVER LAW

     Washington law contains provisions which could make our acquisition by a third party more difficult. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Sunhawk.com to negotiate with us first.

     Chapter 19 of the Washington Business Corporation Act generally prohibits a "target corporation" from engaging in a "significant business transaction" with an "acquiring person," which is defined as a person or group of persons that beneficially owns or acquires 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the "significant business transaction" or the acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Prohibited "significant business transactions" include, among other things:

     - a merger or consolidation with, disposition of assets to or issuance or redemption of stock to or from the acquiring person;

     - termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

     - allowing the acquiring person to receive any disproportionate benefits as a shareholder.

After the five-year period, a "significant business transaction" may occur, as long as it complies with the "fair price" provisions of the statute. A corporation may not "opt out" of this statute.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

     Our amended and restated articles of incorporation currently limit the liability of directors to the fullest extent permitted by the Washington Business Corporation Act. Consequently, subject to the Washington Business Corporation Act, no director will be personally liable to us or our shareholders for monetary damages resulting from his or her conduct as a director of Sunhawk.com, except liability for:

     - acts or omissions involving intentional misconduct or knowing violations of law;

     - unlawful distributions; or

     - transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

Our amended and restated bylaws provide for indemnification of our directors, officers, employees and agents to the maximum extent permitted by Washington law. Our directors and officers also may be indemnified against liability they may incur for serving in those capacities pursuant to our liability insurance policy maintained for such purpose.

     To the extent the provisions of our corporate governance documents provide for indemnification of directors or officers for liabilities arising under the Securities Act those provisions are, in the opinion or the Securities and Exchange Commission, against public policy as expressed in the Securities Act and are therefore unenforceable.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. Sales of a substantial amount of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the common stock prevailing from time to time in the public market and could impair our ability to raise additional capital through the sale of our equity securities in the future.


     Upon completion of this offering, there will be 2,799,380 shares of our common stock outstanding, consisting of 1,400,000 shares of common stock being offered in this prospectus, and 1,399,380 restricted shares of common stock. In addition, we have reserved 303,526 shares of common stock for issuance under our 1996 Stock Option Plan, of which 17,932 shares were subject to outstanding options and 266,210 shares were available for future issuance as of September 30, 1999.


     The shares of common stock currently being offered will be freely tradable without restriction or further registration under the Securities Act by persons other than our affiliates. The restricted shares will be freely tradable if subsequently registered under the Securities Act or to the extent permitted by Rules 144 or 701 or some other exemption from registration under the Securities Act, subject to the "lock-up" provisions to be agreed to by existing shareholders.

     In general, under Rule 144 as currently in effect, if one year has elapsed since the date of acquisition of restricted shares from Sunhawk.com or an affiliate of Sunhawk.com, the holder is entitled to sell, in the public market, within any three-month period, that number of shares of common stock which does not exceed the greater of 1% of the total number of then outstanding shares of common stock or the average weekly trading volume of shares of common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to requirements as to the manner of sale, notice and availability of current public information about Sunhawk.com. If two years have elapsed, a holder, other than an affiliate of Sunhawk.com, is entitled to sell restricted shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale requirements, public information requirements or notice requirements.

     Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

     Of the restricted shares, 8,829 shares of common stock will be eligible for sale under Rule 144 under the Securities Act 90 days after the date of this prospectus, subject to the lock-up provisions described below.

     Under the underwriting agreement between us and the underwriters of this offering, shareholders who hold shares of our common stock issued prior to the date of the closing of this offering or have been granted options to purchase shares of our common stock prior to such date will not be able to, directly or indirectly, offer, sell, announce an intention to sell, contract to sell, pledge, hypothecate, grant any option to purchase or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 24 months following the closing of this offering without the prior written consent of the underwriter. The shares of common stock currently being offered will not be subject to this "lock-up" provision and will be freely tradable. We have also agreed not to file with the Securities and Exchange Commission a registration statement under the Securities Act relating to any of these shares during this 24-month "lock-up" period. Additionally, in accordance with the policy statements promulgated by the North American Securities Administrators Association, Inc., three of our shareholders have agreed to enter into a promotional share escrow agreement. Under this agreement, these shareholders agree, with respect to an aggregate of approximately 1,300,000 shares of our common stock owned by them prior to this offering, not to transfer or dispose of all of those shares for the first two years, and 2 1/2% of those shares for each of years three and four, after the completion of this offering.

                              SELLING SHAREHOLDERS



     The following table sets forth the number of shares of Common Stock beneficially owned by each of the participants in a bridge loan to the Company, who have received warrants to purchase our Common Stock ("Selling Shareholders") as of the date of this prospectus, the number of shares (the "Shares") purchasable under such warrants and the percentage ownership of the Selling Shareholders prior to the offering. As of the date of this prospectus, the Selling Shareholders own no other shares of Common Stock of the Company. None of the Selling Shareholders has had any position, office or other material relationship with the Company within the past three years other than as a result of the ownership of the Shares and the bridge loan notes.



                      COMMON STOCK OWNED PRIOR TO OFFERING



                                                       PERCENTAGE
                                                           OF
NAME                                     NUMBER         CLASS(1)
----                                     ------        ----------



---------------

(1) Less than one percent.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters named below, the underwriter has agreed to purchase from us, and we have agreed to sell to the underwriters, the number of shares of common stock set forth below opposite the underwriter's name, at the initial public offering price per share less the underwriting discounts and commissions set forth on the cover page of this prospectus.



                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Joseph Gunnar & Co., L.L.C..................................  1,400,000


     The underwriting agreement sets forth the obligations of the underwriters to pay for and accept delivery of the shares and provides that the underwriters will purchase all of the shares, if any of the shares are purchased.


     The underwriter initially proposes to offer the shares of common stock directly to the public at the initial public offering price per share set forth on the cover page of this prospectus and to selected dealers at such price less
a concession not in excess of $     per share. The underwriter may allow, and
these dealers may reallow, a concession not in excess of $     per share to
other dealers. After this offering, the public offering price, concession and re-allowance may be changed.



     We have granted to the underwriter an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to an aggregate of 210,000 additional shares of common stock at the initial public offering price per share less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of the shares of common stock offered in this prospectus.



We have agreed to pay the underwriter a non-accountable expense allowance equal to 2% of the gross proceeds of this offering and to cover the underwriting costs and due diligence expenses relating to this offering, $25,000 of which has already been paid. We have also agreed to pay the reasonable expenses of underwriter's counsel.



     We have agreed to permit the underwriter to have an observer attend meetings of our board of directors for a period of three years from the effective date of the registration statement of which this prospectus forms a part. The underwriter's observer will be reimbursed for all out-of-pocket expenses incurred in connection with the observer's attendance at meetings of our board of directors and will receive cash compensation equal to the cash compensation payable by us to our outside directors for attendance at meetings of our board of directors, provided, however, that the per meeting fees payable to the underwriter's observer shall not be less than $1,500 and that there shall be a minimum of four meetings per year. The underwriter shall also receive the same coverage under our directors and officers insurance policy that is extended to our officers and directors. Additionally, the underwriter has been retained as our investment banking advisor for a 18-month period commencing upon the closing of this offering, and, for such services, we have agreed to pay the underwriter a fee of $4,000 per month.



     In connection with this offering, we have agreed to sell warrants to the underwriter for a nominal price. The underwriter's warrants entitle the underwriter to purchase 140,000 shares, excluding shares subject to the underwriter's over-allotment option. The shares issuable upon exercise of the underwriter's warrants will be in all respects identical to the shares offered to you. The underwriter's warrants will be limited to a term of five years from the date of this prospectus and will become exercisable commencing one year after the completion of this offering at a per share exercise price equal to 120% of the initial public offering price per share set forth on the cover page of this prospectus. The underwriter's warrants may not be sold, assigned, transferred, pledged or hypothecated except to the underwriter's officers and employees. In accordance with the terms of the underwriting agreement, we are registering the shares issuable upon exercise of the underwriter's warrants under the registration statement of which this prospectus forms a part, and we have agreed to use our best efforts to permit the public sale of the shares issued or issuable upon exercise of the underwriter's warrants and to include all or part of the shares underlying the underwriter's warrants in future registration statements at our expense. For the term of the underwriter's warrants, the holders of the warrants are given the opportunity to profit from a rise in the market price of the common stock, which may result in a dilution of the interest of other shareholders. As a result, we may find it more difficult to raise additional equity capital if it should be needed for our business while the underwriter's warrants are outstanding. The holders of the underwriter's warrants might be expected to exercise them at a time when we would, in all likelihood, be able to obtain additional equity capital on terms more favorable to us than those provided by the underwriter's warrants. Any profit realized on the sale of the shares issuable upon the exercise of the underwriter's warrants may be deemed additional underwriting compensation.



     The underwriter has been granted a right of first refusal to act as our underwriter, placement agent or investment banker in connection with any financings, acquisitions or dispositions occurring within three years after the closing, for fees customarily paid in connection with such activities. If the underwriter declines to act in such capacity and the transaction is not closed within a fixed period or is modified, such transaction would again have to be submitted to the underwriter.



     We and the underwriter have agreed to indemnify each other against, or to contribute to losses arising out of, untrue statements or omissions of material facts contained in this prospectus and the registration statement of which it is a part in connection with this offering. We and the underwriter are each aware that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.



     The underwriter, may engage in over-allotment, stabilizing transactions, syndicate and covering transactions in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover short positions. Such over-allotment and covering transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq SmallCap(R) Market or the Pacific Stock Exchange and, if commenced, may be discontinued at any time.


     Application has been made for quotation of the common stock on the Nasdaq SmallCap(R) Market under the symbol "SNHK," and listing on the Pacific Stock Exchange under the symbol "SHA." It is anticipated that these applications will be effective at the time of this offering.



     Prior to this offering, there has been no public trading market for our common stock. The public offering price of the shares of common stock offered in this prospectus will be determined by negotiation between us and the underwriter. Factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, include the history of and prospects for the industry in which we operate, an assessment of our management, our prospects, our capital structure and such other factors as are deemed relevant. We cannot assure you that an active trading market will develop and be sustained upon the completion of this offering or that the market price of our common stock will not decline below the initial public offering price.



     The stock market and Internet stocks specifically have experienced significant price and volume fluctuations that have affected the market price of common stock for many companies engaged in industries similar to that of Sunhawk.com. As a result, investors purchasing in this offering may not be able to resell their shares at or above the initial public offering price and could lose all of their investment.



     The preceding description includes a summary of the principal terms of the underwriting agreement and the underwriter's warrant agreement and does not purport to be complete. The underwriting agreement and the underwriter's warrant agreement are filed as exhibits to the registration statement of which this prospectus forms a part and should be referenced for the complete contents of these documents.


                          TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.


                                 LEGAL MATTERS


     The validity of the shares of common stock being sold in this offering will be passed on for us by The Otto Law Group, PLLC of Seattle, Washington. Effective upon the closing of this offering, The Otto Law Group has been granted, at the initial public offering price, an immediately exercisable warrant to purchase 27,500 shares of our common stock.



     Legal matters related to this offering will be passed on for the underwriters by Kelley Drye & Warren LLP of New York, New York.


                                    EXPERTS


     The financial statements of Sunhawk.com at September 30, 1999 and 1998, and for each of the three years in the period ended September 30, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the Sunhawk.com's ability to continue as a going concern as described in
Note 1 to the financial statements) appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the common stock being sold in this offering. This prospectus, filed as a part of such registration statement, does not contain all the information set forth in the registration statement, portions of which have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and our common stock we are offering, reference is made to the registration statement. Statements made in this prospectus as to the contents of any contract or document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement and each such statement is qualified in its entirety by such reference. The registration statement, including exhibits and schedules, may be inspected without charge at the Public Reference Room of the Securities and Exchange Commission, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington D.C. 20549, and the regional offices of the Securities and Exchange Commission at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W. Washington D.C. 20549. You may obtain information regarding the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains registration statements, reports, proxy statements and other information regarding registrants (including Sunhawk.com) that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's web site is www.sec.gov.

     As a result of this offering, we will be subject to the informational requirements of the Exchange Act. So long as we are subject to the informational reporting requirements of the Exchange Act, we will provide our shareholders with annual reports containing audited financial statements and interim quarterly reports containing unaudited financial information.

                            SUNHAWK.COM CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst and Young LLP, independent auditors.........  F-2
Audited financial statements
Balance sheets as of September 30, 1999 and 1998............  F-3
Statements of operations for the years ended September 30,
  1999, 1998, and 1997......................................  F-4
Statements of shareholders' equity (deficit) for the years
  ended September 30, 1999, 1998, and 1997..................  F-5
Statements of cash flows for the years ended September 30,
  1999, 1998, and 1997......................................  F-6
Notes to financial statements...............................  F-7

              REPORT OF ERNST AND YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Sunhawk.com Corporation

We have audited the accompanying balance sheets of Sunhawk.com Corporation as of September 30, 1999 and 1998, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of Sunhawk.com Corporation management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunhawk.com Corporation as of September 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1999, in conformity with accounting principles generally accepted in the United States.



The accompanying financial statements have been prepared assuming that Sunhawk.com will continue as a going concern. As more fully described in Note 1, Sunhawk.com has recurring net losses and has both a working capital deficiency and an accumulated deficit at September 30, 1999. These conditions raise substantial doubt about Sunhawk.com's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


Seattle, Washington

November 24, 1999 except for Note 7 (sixth paragraph)


as to which the date is December 23, 1999,


and Note 7 (fourth paragraph) and Note 13 as to which the date is January 12,
2000

                            SUNHAWK.COM CORPORATION

                                 BALANCE SHEETS


                                                                SEPTEMBER 30,
                                                          --------------------------
                                                             1999           1998
                                                          -----------    -----------
ASSETS
Current assets:
  Cash..................................................  $    18,300    $    59,093
  Accounts receivable...................................        7,649             --
  CD-ROMs and printed sheet music.......................       17,091         16,507
  Prepaid expense.......................................        4,569         27,234
                                                          -----------    -----------
          Total current assets..........................       47,609        102,834
                                                          -----------    -----------

Property and equipment, net.............................      253,840        195,880

Other assets:
  Digital sheet music masters (net of accumulated
     amortization of $31,097 and $10,151 in 1999 and
     1998, respectively)................................      396,154         69,868
  Patent and trademarks, at cost (net of accumulated
     amortization of $9,228 and $3,926, in 1999 and
     1998, respectively)................................       98,456         77,240
  Music catalog distribution rights (net of accumulated
     amortization of $75,378 in 1999)...................    1,243,740             --
  Deferred offering costs...............................    1,063,095             --
  Deposits..............................................       27,234         62,694
                                                          -----------    -----------
          Total other assets............................    2,828,679        209,802
                                                          -----------    -----------
          Total assets..................................  $ 3,130,128    $   508,516
                                                          ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Line of credit........................................  $   100,000    $        --
  Accounts payable and accrued expenses.................      709,267         92,162
  Payable to Eller McConney LLC.........................      169,957         10,850
  Notes payable to shareholder..........................      290,000      2,927,367
  Accrued interest to shareholder.......................      115,394        286,039
                                                          -----------    -----------
          Total current liabilities.....................    1,384,618      3,316,418
                                                          -----------    -----------
Shareholders' equity (deficit):
  Preferred stock, no par value:........................           --             --
     Authorized shares -- 10,000,000
     Outstanding shares -- none
  Common stock, no par value:
     Authorized shares -- 30,000,000
     Outstanding shares -- 1,399,380 and 891,559 at
       September 30, 1999 and 1998, respectively........    3,345,219        197,221
  Accumulated deficit...................................   (1,599,709)    (3,005,123)
                                                          -----------    -----------
          Total shareholders' equity (deficit)..........    1,745,510     (2,807,902)
                                                          -----------    -----------
          Total liabilities and shareholders' equity
            (deficit)...................................  $ 3,130,128    $   508,516
                                                          ===========    ===========


See accompanying notes to financial statements.

                            SUNHAWK.COM CORPORATION

                            STATEMENTS OF OPERATIONS


                                                 YEAR ENDED SEPTEMBER 30,
                                          ---------------------------------------
                                             1999           1998          1997
                                          -----------    -----------    ---------
Sales...................................  $   100,575    $    27,263    $  15,066
Cost of goods sold:
  Royalties, materials, shipping, and
     credit card processing fees........       75,401         14,170        3,210
  Amortization of digital sheet music
     and music catalog distribution
     rights.............................       96,324          8,347        1,804
                                          -----------    -----------    ---------
                                              171,725         22,517        5,014
                                          -----------    -----------    ---------
Gross profit (loss).....................      (71,150)         4,746       10,052
Selling, general and administrative.....    2,660,933      1,353,871      854,458
                                          -----------    -----------    ---------
Loss from operations....................   (2,732,083)    (1,349,125)    (844,406)
Interest income.........................       13,140             --           --
Interest expense on notes payable to
  shareholders..........................     (115,394)      (126,454)     (66,577)
                                          -----------    -----------    ---------
Net loss................................   (2,834,337)   $(1,475,579)   $(910,983)
                                          ===========    ===========    =========
Net loss per share:
  Basic and diluted.....................        (2.46)   $     (1.66)   $   (1.04)
                                          ===========    ===========    =========
Weighted average common shares for net
  loss per share computations:
     Basic and diluted..................    1,154,214        887,689      875,424
                                          ===========    ===========    =========


See accompanying notes to financial statements.

                            SUNHAWK.COM CORPORATION

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)


                                                                               TOTAL
                                      COMMON STOCK                         SHAREHOLDERS'
                                 -----------------------    ACCUMULATED       EQUITY
                                  SHARES        AMOUNT        DEFICIT        (DEFICIT)
                                 ---------    ----------    -----------    -------------
Balance, October 1, 1996.......    643,657    $      901    $  (618,561)    $  (617,660)
  Exercise of common stock
     options...................      9,195            --             --              --
  Sale of common stock.........    229,878             4             --               4
  Compensation related to sale
     of common stock...........         --        96,316             --          96,316
  Net loss.....................         --            --       (910,983)       (910,983)
                                 ---------    ----------    -----------     -----------
Balance, September 30, 1997....    882,730        97,221     (1,529,544)     (1,432,323)
  Sale of common stock.........      8,829       100,000             --         100,000
  Net loss.....................         --            --     (1,475,579)     (1,475,579)
                                 ---------    ----------    -----------     -----------
Balance, September 30, 1998....    891,559       197,221     (3,005,123)     (2,807,902)
  Exercise of common stock
     options...................     28,121           225             --             225
  Issuance of common stock to
     acquire music catalog
     distribution rights.......     99,073     1,319,118             --       1,319,118
  Sale of common stock.........    112,659     1,500,000             --       1,500,000
  Conversion of notes payable
     to shareholders, including
     accrued interest of
     $286,039..................    267,968     3,568,406             --       3,568,406
  Forgiveness of note payable
     to shareholder............         --     1,000,000             --       1,000,000
  Recapitalization of
     accumulated deficit due to
     termination of "S"
     corporation status
     effective April 1, 1999...         --    (4,239,751)     4,239,751              --
  Net loss.....................         --            --     (2,834,337)     (2,834,337)
                                 ---------    ----------    -----------     -----------
Balance, September 30, 1999....  1,399,380    $3,345,219    $(1,599,709)    $ 1,745,510
                                 =========    ==========    ===========     ===========


See accompanying notes to financial statements.

                            SUNHAWK.COM CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                         YEAR ENDED SEPTEMBER 30,
                                                 ----------------------------------------
                                                     1999           1998          1997
                                                 ------------    -----------    ---------
OPERATING ACTIVITIES
Net loss.......................................  $ (2,834,337)   $(1,475,579)   $(910,983)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation.................................        79,780         79,683       42,944
  Amortization.................................       101,626         11,182        2,895
  Stock compensation...........................            --             --       96,316
  Loss on disposal of property and equipment...            --          4,061       16,270
  Changes in operating assets and liabilities:
    Increase in accounts receivable............        (7,649)
    Decrease (increase) in CD-ROMs and printed
       sheet music.............................          (584)         2,315       (2,424)
    Decrease (increase) in prepaid expense.....        22,665        (27,234)          --
    Decrease (increase) in deposits............        35,460        (62,694)          --
    Increase in accounts payable and accrued
       expenses................................       617,105         47,960       33,940
    Increase in payable to Eller McConney
       LLC.....................................       159,107         10,850           --
    Increase (decrease) in accrued interest on
       notes payable to shareholder............       115,394        198,552       66,577
                                                 ------------    -----------    ---------
Net cash used in operating activities..........    (1,711,433)    (1,210,904)    (654,465)
INVESTING ACTIVITIES
Purchases of property and equipment............      (137,740)      (153,014)     (97,216)
Purchase of digital sheet music masters........      (347,232)       (60,830)     (19,189)
Cost of patents and trademarks.................       (26,518)       (53,689)     (27,301)
                                                 ------------    -----------    ---------
Net cash used in investing activities..........      (511,490)      (267,533)    (143,706)
FINANCING ACTIVITIES
Proceeds from line of credit...................       100,000
Proceeds from notes payable issued to
  shareholders.................................     1,645,000      1,413,902      794,377
Increase in deferred offering costs............    (1,063,095)            --           --
Proceeds from sale of common stock to existing
  shareholders.................................     1,500,000        100,000            4
Exercise of options............................           225
                                                 ------------    -----------    ---------
Net cash provided by financing activities......     2,182,130      1,513,902      794,381
                                                 ------------    -----------    ---------
Net increase (decrease) in cash................       (40,793)        35,465       (3,790)
Cash at beginning of period....................        59,093         23,628       27,418
                                                 ------------    -----------    ---------
Cash at end of period..........................  $     18,300    $    59,093    $  23,628
                                                 ============    ===========    =========
NON-CASH SUPPLEMENTARY DISCLOSURE
Issuance of common stock in conjunction with
  the acquisition of music catalog distribution
  rights.......................................  $  1,319,118    $        --    $      --
Conversion of notes payable and accrued
  interest to shareholders of common stock.....    (3,568,406)            --           --
Forgiveness of notes payable to shareholder....    (1,000,000)

See accompanying notes to financial statements.

                            SUNHAWK.COM CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND LIQUIDITY

BUSINESS AND ORGANIZATION


Sunhawk.com Corporation (Sunhawk.com) was incorporated in the state of Washington on August 20, 1992. Sunhawk.com sells interactive digital sheet music in its proprietary format, traditional printed sheet music, and CD-ROMs on their internet retail site at www.sunhawk.com. Sunhawk.com's internally developed proprietary technology, Solero(R), allows customers to view, play, print and store the encrypted digital sheet music files.


NAME CHANGE

On June 10, 1999, Sunhawk.com's Articles of Incorporation were amended to change the company's name to Sunhawk.com Corporation.

LIQUIDITY

At September 30, 1999, Sunhawk.com had cash of $18,300 available to fund operations. For the year ended September 30, 1999, Sunhawk.com recorded a net loss of $2,834,337, had a working capital deficiency of $1,337,009 and an accumulated deficit of $1,599,709. These factors raise substantial doubt about Sunhawk.com's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Since inception, Sunhawk.com has financed its operations and capital expenditures through sales of common stock, borrowings from the Eller and McConney 1995 Family Living Trust, and more recently through borrowing from the line of credit of $500,000 of which $100,000 was outstanding at September 30, 1999. Sunhawk.com's business will require additional equity or debt financing to continue operations. Sunhawk.com has entered into bridge-financing loan agreements "the Loans" to allow it to operate until it is able to raise additional equity financing through an initial public offering or a private equity investor. Currently, Sunhawk.com plans to file a registration statement to obtain such funding, or part thereof, during the second quarter of fiscal year 2000.

Management believes that proceeds from the loans, initial public offering, and/or a private equity investor will provide Sunhawk.com with the necessary cash proceeds to allow Sunhawk.com to have the wherewithal to continue operations through at least September 30, 2000. However, if Sunhawk.com is not otherwise able to raise sufficient capital in order to continue its current operations, it may be unable to meet its obligations as they become due. As a result, Sunhawk.com might be unable to continue as a going concern, and it would then be necessary to consider other alternatives, such as substantially curtailing its operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years.

                            SUNHAWK.COM CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CD-ROMS

CD-ROMs are stated at the lower of cost, determined by the first-in, first-out method, or market.

DIGITAL SHEET MUSIC MASTERS

Digital sheet music masters are valued at cost less accumulated amortization. Digital sheet music masters are amortized over the shorter of (1) the estimated useful life of the music category, or (2) the estimated useful life of the related electronic medium, or (3) the remaining term of the underlying music licensing agreement (for licensed music). The amortization periods generally range from five to fifteen years. Amortization expense is included in cost of goods sold and was $20,946, $8,347 and $1,804 for the years ended September 30, 1999, 1998, and 1997, respectively. Sunhawk.com periodically evaluates the digital sheet music masters for impairment.

PATENTS AND TRADEMARKS

Patents and trademarks are stated at cost less accumulated amortization. Amortization is calculated on a straight-line basis over fifteen years. Amortization expense is included in selling, general and administrative expense and was $5,302, $2,835, and $1,091 for the years ended September 30, 1999, 1998 and 1997, respectively. Sunhawk.com periodically evaluates these intangible assets for impairment.

MUSIC CATALOG DISTRIBUTION RIGHTS

Music Catalog Distribution rights are stated at cost less accumulated amortization. Amortization is calculated on a straight-line basis over the remaining term of the underlying distribution agreement, approximately eight and one-half years. Amortization expense is included in the cost of goods sold and was approximately $75,400 for the year ended September 30, 1999. Sunhawk.com periodically evaluates these music catalog distribution rights for impairment.

DEFERRED OFFERING COSTS


Deferred offering costs represent costs incurred in conjunction with Sunhawk.com's proposed initial public offering. Deferred offering costs will be applied against the proceeds of the offering, if successful, or expensed if the initial public offering is unsuccessful.


REVENUE RECOGNITION

Revenue from product sales is recorded when products are purchased and downloaded by customers via Sunhawk.com's web site or shipped via regular mail or overnight courier. Shipping charges are separately charged to the customers and are included in sales.

ROYALTIES

In conjunction with the various distribution agreements, Sunhawk.com is required to pay royalties ranging from 10% to 70% on gross receipts less credit card processing fees to the

                            SUNHAWK.COM CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) respective music publishers on each digital music title sold. Total royalty expense incurred during the years ended September 30, 1999, 1998 and 1997 amounted to $38,159, $4,183 and $0, respectively, and is recorded in cost of goods sold.

ADVERTISING COSTS

Advertising costs, including promotional materials, are expensed as incurred. Costs for placement of advertising are prepaid and charged to expense at the time the advertisement is initially publicized. Advertising expense totaled $218,043, $36,005, and $21,557 during the years ended September 30, 1999, 1998 and 1997, respectively.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred. Research and development expenses totaled $0, $93,529, and $126,017 during the years ended September 30, 1999, 1998, and 1997, respectively.

INCOME TAXES

The shareholders of Sunhawk.com changed their election from an "S" corporation to a "C" corporation effective April 1, 1999. As an "S" corporation, any tax liability or benefit is passed directly to the shareholders. Accordingly, Sunhawk.com did not realize any tax provision or benefit prior to April 1, 1999.

Subsequent to March 31, 1999, Sunhawk.com accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be recovered. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

STOCK-BASED COMPENSATION

Sunhawk.com accounts for stock-based compensation using the intrinsic value method and provides pro forma footnote disclosure of the impact of the fair value method.

NET LOSS PER SHARE

Basic and diluted net loss per share is computed based on the weighted-average number of common shares outstanding during each period.

USE OF ESTIMATES

These financial statements have been prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that impact amounts reported in the financial statements and accompanying notes. Actual results could differ from those amounts reported and disclosed herein.

                            SUNHAWK.COM CORPORATION

3. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                             SEPTEMBER 30,
                                                         ----------------------
                                                           1999         1998
                                                         ---------    ---------
Computers and equipment................................  $ 398,728    $ 302,574
Furniture..............................................     55,051       39,295
Software...............................................     41,446       15,649
Other..................................................      1,854        1,820
                                                         ---------    ---------
                                                           497,079      359,338
Less accumulated depreciation..........................   (243,239)    (163,458)
                                                         ---------    ---------
                                                         $ 253,840    $ 195,880
                                                         =========    =========

4. DISTRIBUTION AGREEMENTS

In May and June 1998, Sunhawk.com entered into distribution agreements with Warner Bros. Publications U.S. Inc. (Warner) and EMI Christian Music Publishing
(EMIC), respectively. These agreements provide Sunhawk.com with nonexclusive rights to distribute selected digital sheet music from the respective music catalogs maintained by Warner and EMIC. The terms of the agreements are approximately ten and five years, respectively.

The Warner agreement provides Sunhawk.com with nonexclusive right to distribute selected digital sheet music from the Warner music catalog. As a nonforfeitable part of the consideration and as inducement to enter into the agreement, Sunhawk.com agreed to issue 99,073 shares of its common stock to Warner, contingent upon either the closing of a firmly underwritten public offering or the private sale or other disposition of 15% or more of Sunhawk.com's common stock then authorized and outstanding.

As a result of the sale of common stock to certain founders on March 31, 1999, the contingency was removed, the shares were issued to Warner and became fully vested and non-forfeitable under the terms of the agreement. The value of the shares of common stock issued to Warner were measured at the fair value of common stock on issuance date and capitalized as a long-term asset, which will be amortized over the remaining life of the distribution agreement.

5. NOTES PAYABLE TO SHAREHOLDER

On September 30, 1998, Sunhawk.com entered into two demand note payable agreements with a shareholder. On March 31, 1999, the shareholder exchanged these notes, including interest accrued through September 30, 1998 for 267,968 shares of common stock. Interest accrued during the six-month period ended March 31, 1999 of $113,928 was not converted to shares of common stock and is included in accrued interest on notes payable to shareholder. On August 17, 1999 and September 21, 1999, Sunhawk.com entered into note payable agreements in the amount of $80,000 and $210,000, respectively, with a shareholder. The notes are due on February 1, 2000, and carry interest at the federal applicable short-term rate, or approximately 5%.

                            SUNHAWK.COM CORPORATION

6. LINE-OF-CREDIT

On September 29, 1999, Sunhawk.com entered into a $500,000 line-of-credit agreement with a financial institution. As of September 30, 1999, borrowings totaling $100,000 were outstanding. Borrowings under the line of credit bear interest at 5.64% and are due on demand, or if no demand is made, on December 29, 1999. On November 1, 1999, the line-of-credit was increased to $1,000,000 with an applicable interest rate of 6.35%. The line-of-credit remains due on demand, or if no demand is made, on April 29, 2000. A shareholder of Sunhawk.com has guaranteed payment on the line-of-credit.

7. SHAREHOLDERS' EQUITY

In October 1996, in conjunction with the sale of 229,878 shares of common stock to an employee for past services for $4.00, Sunhawk.com recorded compensation expense of $96,316. The compensation expense represented the difference between the value of consideration paid for the common stock and the fair market value at the date of issuance.

On March 30, 1999, the Board of Directors of Sunhawk.com approved the sale of 380,627 shares of common stock to the Eller and McConney 1995 Family Living Trust in exchange for cash of $1,500,000 and the exchange of outstanding notes payable to a shareholder of $3,568,406 outstanding at March 31, 1999, ($2,213,406 of notes payable to shareholder, including accrued interest, as of September 30, 1998 plus additional borrowings provided to Sunhawk.com during the six months ended March 31, 1999 of $1,355,000). In addition, on March 31, 1999, the Eller and McConney 1995 Family Living Trust contributed capital of $1,000,000 by forgiving the remaining notes payable to shareholder outstanding at that date.

On August 25, 1999, Sunhawk.com's Board of Directors and its shareholders amended its Articles of Incorporation to decrease the total number of shares of common stock which Sunhawk.com has the authority to issue from 20,000,000 to 10,000,000.


On January 12, 2000, Sunhawk.com's Board of Directors and its shareholders amended it Articles of Incorporation to increase the total number of shares of common stock which Sunhawk.com has the authority to issue from 10,000,000 to 30,000,000. This amendment also granted Sunhawk.com the authority to issue 10,000,000 in preferred stock.


REVERSE STOCK SPLIT

On March 30, 1999, Sunhawk.com's Board of Directors approved a transaction to give one share for every 6.007 shares of common stock, thereby giving effect to a 1-for-6.007 reverse stock split effective March 31, 1999.


On December 23, 1999, Sunhawk.com's Board of Directors approved a transaction to give 0.716 shares for every 1 share of common stock, thereby giving effect to a
1.397 to 1 reverse stock split effective December 23, 1999. All outstanding common and common equivalent shares and per-share amounts in the accompanying financial statements and related notes to the financial statements have been retroactively adjusted to give effect to the reverse stock splits.

                            SUNHAWK.COM CORPORATION

8. STOCK OPTIONS

STOCK OPTION PLAN

Under the terms of Sunhawk.com's 1996 Stock Option Plan, the Board of Directors (the "Board") was authorized to issue 513,374 shares of common stock through incentive and nonqualified stock options to any former, current, or future employees, officers, directors, agents or consultants, including members of technical advisory boards, and any independent contractors of Sunhawk.com. On March 30, 1999, the Board amended the 1996 Stock Option Plan to reduce the number of shares the Board is authorized to issue to 303,526. Generally, stock compensation, if any, is measured as the difference between the exercise price of a stock option and the fair market value of Sunhawk.com's stock at the date of grant, which is then amortized over the related service period. Options are granted with exercise prices equal to the fair market value of the common stock on the date of the grant, as determined by Sunhawk.com's Board. Options vest over a five-year period and expire ten years from the date of grant.

     A summary of the status of Sunhawk.com's stock option plan is presented below:

                                                          OUTSTANDING OPTIONS
                                                        -----------------------
                                                                    WEIGHTED-
                                                        NUMBER       AVERAGE
                                                          OF         EXERCISE
                                                        SHARES        PRICE
                                                        -------    ------------
Balance at October 1, 1996............................        0             $--
Options granted, at estimated fair value..............   65,286               1.52
  Options exercised...................................   (9,195)              0.00001341
                                                        -------
Balance at September 30, 1997.........................   56,091               1.77
  Options granted, at estimated fair value............   12,984              17.66
  Options canceled....................................   (8,224)              9.32
                                                        -------
Balance at September 30, 1998.........................   60,851               4.14
  Options exercised...................................  (28,121)              0.0080186
  Options canceled....................................  (14,798)              3.95
                                                        -------
Balance at September 30, 1999.........................   17,932              10.77
                                                        =======

At September 30, 1999 options to acquire 246,847 shares of common stock were available for future grant.

                            SUNHAWK.COM CORPORATION

8. STOCK OPTIONS (CONTINUED)
     The following table summarizes information about stock options outstanding at September 30, 1999:

                                     OUTSTANDING OPTIONS
           ------------------------------------------------------------------------
                                                                 WEIGHTED-AVERAGE
                                                                    REMAINING
                              NUMBER OF    WEIGHTED-AVERAGE      CONTRACTED LIFE
           EXERCISE PRICE      SHARES       EXERCISE PRICE           (YEARS)
           ---------------    ---------    ----------------    --------------------
                     $0.42      7,153           $  .42                 7.02
            $0.42 - $11.33      4,765           $11.33                 8.20
           $11.33 - $22.65      6,014           $22.65                 8.79
                               ------
                               17,932
                               ======

As of September 30, 1999, in connection with the stock option plan, 266,210 shares of common stock were available for future issuance. At September 30, 1999, 3,159 options were exercisable at an exercise price of $2.07 per share.

Sunhawk.com applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its stock options issued to employees in the accompanying financial statements because the fair value of the underlying common stock equals the exercise price of the stock options granted. Had the stock compensation expense for Sunhawk.com's stock option plan been determined based on the fair value at the grant dates for options granted in 1999, 1998, and 1997, consistent with the fair value method of Statement of Financial Accounting Standards No. 123, Sunhawk.com's net loss for the years ended September 30, 1999, 1998, and 1997 would have been increased to the following pro forma amount:

                                        1999          1998         1997
                                     ----------    ----------    --------
Net loss:
As reported........................  $2,834,337    $1,475,579    $910,983
  Pro forma........................   2,859,040    $1,486,649    $911,609
Net loss per share, basic and
  diluted:
  As reported......................  $     2.46    $     1.66    $   1.04
  Pro forma........................        2.48          1.67        1.04

The fair value of each option grant was estimated on the date of grant using the Minimum Value Option Pricing model using the following weighted-average assumptions: risk-free interest rate of 4.77%, 5.49%, and 6.11% for 1999, 1998, and 1997, respectively; expected life of five years; and dividend yield of 0%.

                            SUNHAWK.COM CORPORATION

9. COMMITMENTS

Sunhawk.com leases office space and equipment under operating lease agreements expiring in 2001 and 2002, respectively. Future minimum lease payments under noncancelable operating leases at September 30, 1999 are as follows:

Year ending September 30:
2000........................................................  $343,749
2001........................................................   344,436
2002........................................................       686
                                                              --------
Total minimum lease payments................................  $688,871
                                                              ========

Total rent expense paid during the years ended September 30, 1999, 1998, and 1997 amounted to $334,494, $54,686 and $9,216, respectively.

10. FEDERAL INCOME TAXES

Sunhawk.com, with the consent of its shareholders, elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code from August 20, 1992 (date of inception) through March 31, 1999, when it became no longer eligible to be taxed as such. Accordingly, through March 31, 1999, the shareholders of Sunhawk.com were entitled to report on their personal income tax returns their proportionate share of Sunhawk.com's operating losses. Effective April 1, 1999, Sunhawk.com became subject to federal corporate income taxes and therefore began to account for income taxes in accordance with Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes." There was no income tax provision in 1999 due to the net loss.

A reconciliation of the income tax provision is as follows:

                                                           SEPTEMBER 30,
                                                                1999
                                                         ------------------
Income tax benefit based on federal statutory rate of
  34%..................................................      $(964,000)
Loss allocated to shareholders under the provision of
subchapter S...........................................        482,000
Unrealized net operating loss benefits.................        533,000
Other..................................................        (51,000)
                                                             ---------
  Income tax provision.................................      $       0
                                                             =========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts

                            SUNHAWK.COM CORPORATION

10. FEDERAL INCOME TAXES (CONTINUED)
used for income tax purposes. Significant components of Sunhawk.com's deferred tax assets and liabilities are as follows:

                                                             SEPTEMBER 30,
                                                                 1999
                                                             -------------
Deferred tax assets:
Net operating loss carryforwards...........................    $ 533,000
  Payable to Eller McConney LLC............................       58,000
  Accrued interest.........................................       39,000
  Accrued expense..........................................       16,000
                                                               ---------
Total deferred tax assets..................................      646,000
  Valuation allowance for deferred tax assets..............     (639,000)
                                                               ---------
Total deferred tax asset less valuation allowance..........        7,000
                                                               ---------
Deferred tax liabilities:
  Depreciation and amortization............................       (5,000)
  Prepaid expense..........................................       (2,000)
                                                               ---------
Total deferred tax liability...............................       (7,000)
                                                               ---------
Net deferred tax asset.....................................    $       0
                                                               =========

At September 30, 1999, Sunhawk.com had net operating loss carryforwards (NOLs) of approximately $1,567,000, which, if not utilized, will expire in the year 2019. Utilization of NOLs may be limited in any given year by alternative minimum tax (AMT) restrictions, depending upon each year's AMT calculation.

11. RELATED-PARTY TRANSACTIONS

Sunhawk.com pays to Eller McConney LLC, which is wholly owned by Marlin Eller and Mary McConney, executive officers and trustees of a trust which owns a majority of shares of Sunhawk.com, for certain services in connection with the production of digital sheet music masters. Avtograf, a Russian joint stock company in which Eller McConney LLC has a 94% interest, provides these services under an informal agreement with Eller McConney LLC. At September 30, 1999, Sunhawk.com owed $169,957 to Eller McConney LLC for these services. The digital sheet music masters for which production services were provided represented approximately 64% and 10% of the digital sheet music acquired by Sunhawk.com during the year ended September 30, 1999 and 1998, respectively.


During the year ended September 30, 1999, Sunhawk.com's Board of Directors approved entering into a ten-year assignment and assumption agreement with Avtograf, Eller McConney LLC, Music Production International. The assumption and assignment agreement will require that Eller McConney LLC assign to Sunhawk.com all of its rights to receive from Avtograf its services for the production of digital sheet music in exchange for a promissory note payable to Eller McConney LLC in the amount of $1,000,000. Payment of the principal and interest is based on the number of pages received and accepted from Music Production International over a period of five years and is to be paid

                            SUNHAWK.COM CORPORATION

11. RELATED-PARTY TRANSACTIONS (CONTINUED)

quarterly in arrears with a maximum principal payment of $200,000 per annum. The promissory note payable will bear interest at the applicable federal short-term rate, which was approximately 5% at September 30, 1999. The promissory note payable of $1,000,000 to Eller McConney LLC is expected to be accounted for as a prepayment for services to be provided for the production of digital sheet music from Music Production International, with recourse to Eller McConney LLC in the event of non-performance. In connection with this agreement, Avtograf will assign to Music Production International its obligation to provide production services for digital sheet music. Thereafter, Music Production International will be obligated to provide production services for digital sheet music for Sunhawk.com at an anticipated minimum rate of 4,500 pages per month totaling 270,000 pages over a period of five years, at no additional cost to Sunhawk.com. Neither Eller McConney LLC, Mr. Eller, Ms. McConney nor Sunhawk.com will have an ownership interest in Music Production International. This agreement is contingent upon Sunhawk.com's initial public offering becoming effective.



Marlin Eller, Chairman of the Board, Chief Executive Officer, and President, and Mary McConney, Treasurer (Chief Financial Officer until June 10, 1999), of Sunhawk.com provided services to Sunhawk.com as officers of Sunhawk.com. They have received no compensation for these services from inception of Sunhawk.com through to September 30, 1999.


12. OTHER

INITIAL PUBLIC OFFERING

On June 10, 1999, Sunhawk.com's Board of Directors authorized Sunhawk.com to file a Registration Statement under the Securities Act of 1933, as amended, to permit Sunhawk.com to proceed with an initial public offering of its common stock.

13. SUBSEQUENT EVENTS

BRIDGE FINANCING LOAN AGREEMENTS


On January 12, 2000, Sunhawk.com entered into an Agency Agreement with Joseph Gunnar & Co., LLC to obtain from third parties bridge financing loans totaling $1,000,000. The loans will bear interest at a rate of 8.5% per annum and will be due at the earlier of the closing of the initial public offering or 8 months. The loans will hold a first security on Sunhawk.com's assets as collateral. The Loans will have a 50% warrant coverage, which equates to 1,042 warrants per $25,000 of loan proceeds for a total of 41,680 warrants at the initial public offering price, which is assumed to be $12.00 per share. The warrants may be adjusted for stock splits, recapitalization, or reorganization of Sunhawk.com. The warrants will be exercisable commencing six months following the closing date of the offering. Sunhawk.com will, at the Closing, pay to Joseph Gunnar & Co., LLC (i) a commission equal to 7% of the aggregate loan amount; (ii) a structuring fee equal to 3% of the aggregate loan amount; (iii) reimbursement of out-of-pocket expenses; and (iv) reimbursement of reasonable fees and disbursements of counsel to Joseph Gunnar & Co., LLC. The loans are expected to close on or about January 26, 2000.

------------------------------------------------------
------------------------------------------------------

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "SUNHAWK.COM," "WE," "US" AND "OUR" REFER TO SUNHAWK.COM CORPORATION.

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Prospectus summary...................    3
Risk factors.........................    6
Forward-looking statements...........   16
Use of proceeds......................   17
Capitalization.......................   18
Dilution.............................   19
Dividend policy......................   19
Selected financial data..............   20
Management's discussion and analysis
  of financial condition and results
  of operations......................   21
Business.............................   27
Management...........................   41
Related-party transactions...........   45
Principal shareholders...............   47
Description of securities............   49
Shares eligible for future sale......   52
Selling shareholders.................   54
Underwriting.........................   55
Transfer agent and registrar.........   57
Legal matters........................   57
Experts..............................   57
Where you can find more
  information........................   58
Index to financial statements........  F-1


  UNTIL           , 2000 ALL DEALERS THAT BUY, SELL OR TRADE SHARES OF OUR
COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                1,400,000 Shares

                                      LOGO
                                  Common Stock
                               -----------------
                                   PROSPECTUS
                               -----------------

                            JOSEPH GUNNAR & CO., LLC


                               February   , 2000

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the registrant's Amended and Restated Bylaws (Exhibit 3.3 hereto) provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in those capacities pursuant to a liability insurance policy maintained by the registrant for such purpose.

     Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VII of the registrant's Amended and Restated Articles of Incorporation (Exhibit 3.1 hereto) contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

     The underwriting agreement (Exhibit 1.1 hereto) provides for reciprocal indemnification between the underwriters and the registrant from and against certain liabilities arising in connection with the offering which is the subject of this registration statement.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee, the Nasdaq SmallCap(R) listing fee and the Pacific Stock Exchange listing fee.


Securities and Exchange Commission Registration Fee........  $    6,006
NASD Filing Fee............................................       1,604
Nasdaq SmallCap(R) Listing Fee.............................      17,500
Pacific Stock Exchange Listing Fee.........................      19,500
Printing Costs.............................................     200,000
Legal Fees and Expenses....................................     324,500
Accounting Fees and Expenses...............................     350,000
Blue Sky Fees and Expenses (including legal fees)..........      50,000
Transfer Agent and Registrar Fees..........................      20,000
Miscellaneous..............................................      95,890
                                                             ----------
          Total............................................  $1,085,000
                                                             ==========


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The following is a description of all securities that the registrant has sold within the past three years without registering the securities under the Securities Act:

          1. On October 9, 1996, the registrant sold 229,878 shares of the registrant's common stock at a price of $0.00001566 per share for an aggregate purchase price of $3.60 to one accredited investor in a private transaction which was exempt from registration pursuant to Section 4(2) of the Securities Act.

          2. On December 4, 1996 and October 5, 1998, 9,195 and 18,390 shares of the registrant's common stock, respectively, were issued to one individual upon the exercise of stock options granted pursuant to the registrant's 1996 Stock Option Plan at a per share exercise price of $0.00001341 for total exercise prices of $0.12 and $0.25, respectively. Such issuances were exempt from registration pursuant to Rule 701 under the Securities Act.


          3. On March 10, 1998, the registrant sold 8,829 shares of the registrant's common stock at a price of $11.33 per share for an aggregate purchase price of $100,000 to one accredited investor in a private transaction which was exempt from registration pursuant to Section 4(2) of the Securities Act.



          4. On April 1, 1999, the registrant issued 99,073 shares of the registrant's common stock at a price per share of $13.31 pursuant to the distribution agreement by and between the registrant and Warner Bros. Publications U.S. Inc. in consideration for music catalog distribution rights provided by Warner to the registrant. The transaction was exempt from registration pursuant to Section 4(2) of the Securities Act.



          5. On March 31, 1999, the Eller and McConney 1995 Family Living Trust, an accredited investor, converted $3,568,406 of debt owed to it by the registrant into 267,968 shares of the registrant's common stock at a price per share of $13.31. On this same date, the Eller and McConney 1995 Family Living Trust forgave $1,000,000 of long-term debt owed to it by the registrant and purchased an additional 112,659 shares of the registrant's common stock for an aggregate of $1,500,000, at a price per share of $13.31 per share. Such issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.


          6. On June 18, 1999, 9,195 shares of the registrant's common stock were issued to one individual upon the exercise of stock options granted pursuant to the registrant's 1996 Stock Option Plan at a per share exercise price of $0.00001341 for a total exercise price of $0.12. Such issuance was exempt from registration pursuant to Rule 701 under the Securities Act.

          7. On July 6, 1999, 536 shares of the registrant's common stock were issued to one individual upon the exercise of stock options granted pursuant to the registrant's 1996 Stock Option Plan at a per share exercise price of $0.42 for a total exercise price of $224.70. Such issuance was exempt from registration pursuant to Rule 701 under the Securities Act.


On December 23, 1999, Sunhawk.com's Board of Directors approved a transaction to give 0.716 shares for every 1 share of common stock, thereby giving effect to a
1.397 to 1 reverse stock split effective December 23, 1999. All outstanding common and common equivalent shares and per-share amounts in the accompanying financial statements and related notes to the financial statements have been retroactively adjusted to give effect to the reverse stock splits.


ITEM 27. EXHIBITS


NUMBER                            DESCRIPTION
------                            -----------
 1.1++    Form of Underwriting Agreement.
 1.2++    Form of Underwriter's Warrant Agreement.
 3.1#     Amended and Restated Articles of Incorporation.
 3.3#     Amended and Restated Bylaws.
 3.5++    Amendment to Articles of Incorporation.
 4.1++    Specimen Stock Certificate.
 4.2      See Exhibits 3.1 and 3.3 for provisions defining the rights of the holders of common stock.
 5.1++    Opinion of The Otto Law Group, PLLC (including the consent of such firm)regarding legality of the securities being
          issued.
10.1#     1996 Stock Option Plan.
10.2*#    Distribution Agreement dated May 18, 1998 by and between
          Sunhawk.com Corporation and Warner Bros. Publications U.S.
          Inc., as amended.
10.3*#    Distribution Agreement dated as of June 12, 1998 by and
          between EMI Christian Music Publishing and Sunhawk.com
          Corporation.
10.4*#    Music Conversion Agreement dated as of April 1, 1998 by and between Sunhawk.com Corporation and International Music
          Engraving Company, as amended.
10.5#     Lease dated August 10, 1998 by and between 223 Taylor Corp.
          and Sunhawk.com Corporation.
10.6#     Form of Employment Agreement between Sunhawk.com and Marlin
          Eller.
10.7++    Form of Lock-Up Agreement.
10.8++    Form of Agreement Regarding the Assignment and Assumption of
          the Right to Receive Sheet Music.
10.9++    Distribution Agreement dated January 5, 2000 between Mel Bay
          Publications, Inc. and Sunhawk.com Corporation.

NUMBER                            DESCRIPTION
------                            -----------
10.10++   Promotional Share Lock-In Agreement.
10.11++   Form of Agreement Regarding the Assignment and Assumption of
          Sheet Music Production.
23.1++    Consent of Ernst & Young LLP, Independent Auditors.
23.2++    Consent of The Otto Law Group, PLLC (contained in Exhibit
          5.1).
24.1      Power of Attorney (See Page II-5).
27.1#     Financial Data Schedule.


-------------------------
  * Confidential treatment requested.

 ++ Filed herewith.


 # Previously filed.


ITEM 28. UNDERTAKINGS

     The registrant will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The registrant will:

          For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of the registration statement as of the time the Securities and Exchange Commission declared it effective.

          For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, in the City of Seattle, State of Washington, on the 26th day of January, 2000.


                                          SUNHAWK.COM CORPORATION

                                          By: /s/ MARLIN ELLER
                                             -----------------------------------
                                              Marlin Eller,
                                              President and Chief Executive
                                              Officer


     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 4 to the registration statement has been signed by the following persons in the capacities indicated below on the 26th day of January, 2000.


                   SIGNATURE                                        TITLE
                   ---------                                        -----
/s/ MARLIN ELLER                                    Chairman of the Board, Chief Executive
------------------------------------------------    Officer and President (Principal
Marlin Eller                                        Executive Officer)

/*/  TRICIA PARKS-HOLBROOK                          Chief Financial Officer (Principal
------------------------------------------------    Financial and Accounting Officer)
Tricia Parks-Holbrook

/*/  FRED ANTON                                     Director
------------------------------------------------
Fred Anton

/*/  PATRICIA TANGORA                               Director
------------------------------------------------
Patricia Tangora

/*/  LUIS F. TALAVERA                               Director
------------------------------------------------
Luis F. Talavera

*By /s/  MARLIN ELLER
 -----------------------------------------------
     As Attorney-In-Fact

                                 EXHIBIT INDEX


NUMBER                            DESCRIPTION
------                            -----------
 1.1++    Form of Underwriting Agreement.
 1.2++    Form of Underwriter's Warrant Agreement.
 3.1#     Amended and Restated Articles of Incorporation.
 3.3#     Amended and Restated Bylaws.
 3.5++    Amendment to Articles of Incorporation
 4.1++    Specimen Stock Certificate.
 4.2      See Exhibits 3.1 and 3.3 for provisions defining the rights of the holders of common stock.
 5.1++    Opinion of The Otto Law Group, PLLC (including the consent of such firm) regarding legality of the securities being
          issued.
10.1#     1996 Stock Option Plan.
10.2*#    Distribution Agreement dated May 18, 1998 by and between
          Sunhawk.com Corporation and Warner Bros. Publications U.S.
          Inc., as amended.
10.3*#    Distribution Agreement dated as of June 12, 1998 by and
          between EMI Christian Music Publishing and Sunhawk.com
          Corporation.
10.4*#    Music Conversion Agreement dated as of April 1, 1998 by and between Sunhawk.com Corporation and International Music
          Engraving Company, as amended.
10.5#     Lease dated August 10, 1998 by and between 223 Taylor Corp.
          and Sunhawk.com Corporation.
10.6#     Form of Employment Agreement between Sunhawk.com and Marlin
          Eller.
10.7++    Form of Lock-Up Agreement.
10.8++    Form of Agreement Regarding the Assignment and Assumption of
          the Right to Receive Sheet Music.
10.9++    Distribution Agreement dated January 5, 2000 by and between
          Sunhawk.com Corporation and Mel Bay Publications, Inc.
10.10++   Promotional Share Lock-In Agreement.
10.11++   Form of Agreement Regarding the Assignment and Assumption of
          Sheet Music Production.
23.1++    Consent of Ernst & Young LLP, Independent Auditors.
23.2++    Consent of The Otto Law Group, PLLC (contained in Exhibit
          5.1).
24.1      Power of Attorney (See Page II-5).
27.1#     Financial Data Schedule.


-------------------------
  * Confidential treatment requested.

 ++ Filed herewith.


 # Previously filed.